[LOGO] WACHOVIA
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                              Financial Supplement



                                 And Form 10-Q




                               Third Quarter 1999

Selected Period-End Data                                             Table 1
--------------------------------------------------------------------------------


                                                      September 30
                                                ---------------------
                                                    1999         1998
                                                --------     --------
Banking offices:
 North Carolina ...............................      190          200
 Virginia .....................................      237          263
 Georgia ......................................      131          132
 South Carolina ...............................      119          120
 Florida ......................................       38           40
                                                --------     --------
    Total .....................................      715          755
                                                ========     ========
Automated banking machines:
 North Carolina ...............................      445          448
 Virginia .....................................      288          311
 Georgia ......................................      302          300
 South Carolina ...............................      289          288
 Florida ......................................       37           32
                                                --------     --------
    Total .....................................    1,361        1,379
                                                ========     ========
Employees (full-time equivalent) ..............   21,722       21,248
Common stock shareholders of record ...........   52,500       54,318
Common shares outstanding (thousands) .........  202,743      202,751

Common Stock Data -- Per Share                                       Table 2
--------------------------------------------------------------------------------


                                                                         1999                          1998
                                                           --------------------------------    --------------------
                                                              Third      Second       First      Fourth       Third
                                                            Quarter     Quarter     Quarter     Quarter     Quarter
                                                           --------    --------    --------    --------    --------
Market value:
 Period-end .............................................  $  78.63    $  85.56    $  81.19    $  87.44    $  85.25
 High ...................................................     85.25       92.31       91.00       96.81       90.94
 Low ....................................................     75.31       80.56       79.00       80.88       72.88
Book value at period-end ................................     27.76       26.83       26.77       26.30       25.79
Dividend ................................................       .54         .49         .49         .49         .49
Price/earnings ratio (1) ................................      16.4x       18.5x       18.3x       20.9x       28.0x
Price/earnings ratio without nonrecurring items (1), (2)       16.2        18.1        17.7        19.6        19.9

(1) Based on the most recent four quarters of net income per diluted share and end of period stock price.
(2) Excludes the after-tax impact of nonrecurring merger-related charges.



Forward-Looking Statements
--------------------------------------------------------------------------------
The Financial Supplement and Form 10-Q of Wachovia Corporation ("the corporation") contains forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainty and any number of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the corporation's forward-looking statements. Risks and uncertainties that may affect future results include, but are not limited to, changes in the economy, interest rate movements, timely development by Wachovia of technology enhancements for its products and operating systems, the ability of Wachovia and its customers and vendors to address effectively Year 2000 issues, the impact of competitive products, services and pricing, Congressional legislation and similar matters. Management cautions readers not to place undue reliance on forward-looking statements, which are subject to influence by the named risk factors and unanticipated future events.

Management's Discussion and Analysis of Financial Condition
and Results of Operations
Financial Summary                                                    Table 3
--------------------------------------------------------------------------------




                                                    Twelve                  1999
                                                    Months     -----------------------------
                                                     Ended
                                              September 30           Third            Second
                                                      1999          Quarter          Quarter
                                              ------------       ----------       ----------
Summary of Operations
(thousands, except per share data)
Interest income ........................       $4,618,526        $1,165,343       $1,146,605
Interest expense .......................        2,166,594           548,238          529,603
                                               ----------        ----------       ----------
Net interest income ....................        2,451,932           617,105          617,002
Provision for loan losses ..............          316,035            76,770           74,525
                                               ----------        ----------       ----------
Net interest income after provision for
 loan losses ...........................        2,135,897           540,335          542,477
Other operating revenue ................        1,489,466           432,841          404,544
Securities gains .......................           18,241               147           10,453
                                               ----------        ----------       ----------
Total other income .....................        1,507,707           432,988          414,997
Personnel expense ......................        1,165,939           317,060          307,752
Nonrecurring merger-related charges ....           20,601             5,293            8,347
Other expense ..........................          956,153           254,839          264,518
                                               ----------        ----------       ----------
Total other expense ....................        2,142,693           577,192          580,617
Income before income taxes .............        1,500,911           396,131          376,857
Applicable income taxes ................          511,060           138,632          129,307
                                               ----------        ----------       ----------
Net income .............................       $  989,851        $  257,499       $  247,550
                                               ==========        ==========       ==========
Net income per common share:
 Basic .................................       $     4.87        $     1.27       $     1.21
 Diluted ...............................       $     4.79        $     1.25       $     1.19
Cash dividends paid per common share ...       $     2.01        $      .54       $      .49
Cash dividends paid on common stock ....       $  408,626        $  109,220       $  100,292
Cash dividend payout ratio .............            41.28%            42.42%           40.51%
Average basic shares outstanding .......          202,961           202,167          203,746
Average diluted shares outstanding .....          206,670           205,345          207,400
Selected Average Balances
(millions)
Total assets ...........................       $   64,996        $   64,815       $   65,454
Loans -- net of unearned income ........           46,561            47,003           47,012
Securities .............................            9,576             9,461            9,664
Other interest-earning assets ..........            1,498             1,464            1,588
Total interest-earning assets ..........           57,635            57,928           58,264
Interest-bearing deposits ..............           31,987            31,996           32,343
Short-term borrowed funds ..............            9,729             8,848            9,629
Long-term debt .........................            7,757             8,571            7,998
Total interest-bearing liabilities .....           49,473            49,415           49,970
Noninterest-bearing deposits ...........            8,210             8,368            8,261
Total deposits .........................           40,197            40,364           40,604
Shareholders' equity ...................            5,335             5,391            5,459
Ratios (averages)
Annualized net loan losses to loans ....              .67%              .61%             .63%
Annualized net yield on interest-earning
 assets ................................             4.32              4.29             4.31
Shareholders' equity to:
 Total assets ..........................             8.21              8.32             8.34
 Net loans .............................            11.59             11.60            11.75
Annualized return on assets ............             1.52              1.59             1.51
Annualized return on shareholders'
 equity ................................            18.55             19.11            18.14
Operating Performance
 Excluding Nonrecurring
 Items
(thousands, except per share data)
Net income .............................       $1,003,395        $  260,939       $  253,060
Net income per diluted share ...........       $     4.86        $     1.27       $     1.22
Annualized return on assets ............             1.54%             1.61%            1.55%
Annualized return on shareholders'
 equity ................................            18.81             19.36            18.54
Cash dividend payout ratio .............            40.72             41.86            39.63



                                              1999                  1998                Nine Months Ended
                                           ----------    ------------------------          September 30
                                                First        Fourth         Third    ------------------------
                                              Quarter       Quarter       Quarter          1999          1998
                                           ----------    ----------    ----------    ----------    ----------
Summary of Operations
(thousands, except per share data)
Interest income ........................   $1,130,386    $1,176,192    $1,171,466    $3,442,334    $3,489,053
Interest expense .......................      522,310       566,443       582,030     1,600,151     1,747,770
                                           ----------    ----------    ----------    ----------    ----------
Net interest income ....................      608,076       609,749       589,436     1,842,183     1,741,283
Provision for loan losses ..............       80,636        84,104        72,809       231,931       215,376
                                           ----------    ----------    ----------    ----------    ----------
Net interest income after provision for
 loan losses ...........................      527,440       525,645       516,627     1,610,252     1,525,907
Other operating revenue ................      333,269       318,812       310,541     1,170,654       909,307
Securities gains .......................          234         7,407         6,886        10,834        13,035
                                           ----------    ----------    ----------    ----------    ----------
Total other income .....................      333,503       326,219       317,427     1,181,488       922,342
Personnel expense ......................      271,186       269,941       263,282       895,998       785,412
Nonrecurring merger-related charges ....         --           6,961        11,934        13,640        78,351
Other expense ..........................      221,012       215,784       217,187       740,369       639,883
                                           ----------    ----------    ----------    ----------    ----------
Total other expense ....................      492,198       492,686       492,403     1,650,007     1,503,646
Income before income taxes .............      368,745       359,178       341,651     1,141,733       944,603
Applicable income taxes ................      125,509       117,612       114,284       393,448       311,999
                                           ----------    ----------    ----------    ----------    ----------
Net income .............................   $  243,236    $  241,566    $  227,367    $  748,285    $  632,604
                                           ==========    ==========    ==========    ==========    ==========
Net income per common share:
 Basic .................................   $     1.20    $     1.19    $     1.11    $     3.69    $     3.07
 Diluted ...............................   $     1.18    $     1.17    $     1.09    $     3.62    $     3.01
Cash dividends paid per common share ...   $      .49    $      .49    $      .49    $     1.52    $     1.37
Cash dividends paid on common stock ....   $   99,662    $   99,452    $  100,784    $  309,174    $  282,346
Cash dividend payout ratio .............        40.97%        41.17%        44.33%        41.32%        44.63%
Average basic shares outstanding .......      203,119       202,824       204,832       203,007       205,811
Average diluted shares outstanding .....      206,959       206,991       208,837       206,562       209,881
Selected Average Balances
(millions)
Total assets ...........................   $   64,408    $   65,298    $   63,429    $   64,894    $   63,494
Loans -- net of unearned income ........       46,261        45,966        43,894        46,761        43,873
Securities .............................        9,221         9,952        10,664         9,449        10,794
Other interest-earning assets ..........        1,313         1,622         1,508         1,455         1,565
Total interest-earning assets ..........       56,795        57,540        56,066        57,665        56,232
Interest-bearing deposits ..............       31,846        31,766        31,654        32,062        32,094
Short-term borrowed funds ..............        9,292        11,135        10,858         9,254        10,814
Long-term debt .........................        7,627         6,830         6,080         8,069         6,093
Total interest-bearing liabilities .....       48,765        49,731        48,592        49,385        49,001
Noninterest-bearing deposits ...........        8,062         8,148         7,874         8,232         7,687
Total deposits .........................       39,908        39,914        39,528        40,294        39,781
Shareholders' equity ...................        5,314         5,178         5,173         5,388         5,165
Ratios (averages)
Annualized net loan losses to loans ....          .69%          .73%          .66%          .64%          .65%
Annualized net yield on interest-earning
 assets ................................         4.41          4.28          4.26          4.34          4.23
Shareholders' equity to:
 Total assets ..........................         8.25          7.93          8.16          8.30          8.13
 Net loans .............................        11.62         11.40         11.93         11.66         11.92
Annualized return on assets ............         1.51          1.48          1.43          1.54          1.33
Annualized return on shareholders'
 equity ................................        18.31         18.66         17.58         18.52         16.33
Operating Performance
 Excluding Nonrecurring
 Items
(thousands, except per share data)
Net income .............................   $  243,236    $  246,160    $  235,243    $  757,234    $  683,698
Net income per diluted share ...........   $     1.18    $     1.19    $     1.13    $     3.67    $     3.26
Annualized return on assets ............         1.51%         1.51%         1.48%         1.56%         1.44%
Annualized return on shareholders'
 equity ................................        18.31         19.02         18.19         18.74         17.65
Cash dividend payout ratio .............        40.97         40.40         42.84         40.83         41.30

               Results of Operations

Overview
               Wachovia Corporation ("the corporation") is a major financial services company with dual headquarters in Winston-Salem, North Carolina, and Atlanta, Georgia. The corporation's principal subsidiaries are Wachovia Bank, N.A., which operates in Georgia, North Carolina, South Carolina, Virginia and Florida; Wachovia Securities, Inc; OFFITBANK; and The First National Bank of Atlanta, which provides credit card services.

               The U.S. economy accelerated in the third quarter of 1999 from the second quarter, fueled, in part, by increases in consumer spending and exports. Based on advance estimates, gross domestic product for the three months ended September 30 grew at an annualized rate of 4.8 percent from the second three months of 1999 compared with a revised rate of 1.9 percent annualized growth for the previous quarter. Concerns over the pace of growth and the persistence of tight labor markets prompted the Federal Reserve to raise short-term interest rates for the second time in 1999 by a quarter of a percentage point in August. While economic growth within the corporation's primary operating states remained generally favorable for the period, slowdowns noted in the second quarter in some businesses continued.

               The corporation seeks to broaden its competitive position by gaining access to new customers and by enhancing products and services through internal development and selective acquisitions and partnerships. Wachovia completed its acquisition of OFFITBANK Holdings Inc., a leading wealth management company, on September 1, 1999 and of Barry, Evans, Josephs & Snipes, Inc., a leading national life insurance broker specializing in wealth transfer and benefit plan strategies, on September 2. The transactions followed the acquisition on April 1, 1999 of Interstate/Johnson Lane Inc., a major regional investment advisor and brokerage firm. All three acquisitions strengthen Wachovia's wealth advisory capabilities and were accounted for as purchases. Under purchase accounting, the excess of purchase price over the fair market value of net assets acquired is recorded as goodwill, and operating results are included since the effective date of the acquisition. The corporation announced on October 7, 1999 an agreement to acquire B C Bankshares Inc., parent company of the Bank of Canton, a community bank with $383 million in assets based in Cherokee County, Georgia. Cherokee County is one of the fastest growing counties in the metropolitan Atlanta area. The transaction will be accounted for as a purchase and is expected to close in the first quarter of 2000, subject to regulatory and shareholder approval.


Computation of Earnings Per Common Share                             Table 4
--------------------------------------------------------------------------------
(thousands, except per share)

                                                                 Three Months Ended            Nine Months Ended
                                                                    September 30                  September 30
                                                             ---------------------------- ----------------------------
                                                                    1999           1998          1999          1998
                                                             -----------           ----   -----------          ----
Basic
Average common shares outstanding ..........................     202,167        204,832       203,007       205,811
                                                             ===========        =======   ===========       =======
Net income .................................................   $ 257,499      $ 227,367     $ 748,285     $ 632,604
                                                             ===========      =========   ===========     =========
Per share amount ...........................................   $    1.27      $    1.11     $    3.69     $    3.07
Diluted
Average common shares outstanding ..........................     202,167        204,832       203,007       205,811
Dilutive common stock options at average market price ......       2,715          3,666         3,113         3,778
Dilutive common stock awards at average market price .......         440            313           417           278
Convertible long-term debt assumed converted ...............          23             26            25            14
                                                             -----------      ---------   -----------     ---------
Average diluted shares outstanding .........................     205,345        208,837       206,562       209,881
                                                             ===========      =========   ===========     =========
Net income .................................................   $ 257,499      $ 227,367     $ 748,285     $ 632,604
Add interest on convertible long-term debt -- net of tax ...          18             20            54            28
                                                             -----------      ---------   -----------     ---------
Adjusted net income ........................................   $ 257,517      $ 227,387     $ 748,339     $ 632,632
                                                             ===========      =========   ===========     =========
Per share amount ...........................................   $    1.25      $    1.09     $    3.62     $    3.01

               Because Wachovia's growth strategy includes the use of acquisitions, the corporation regularly evaluates opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, discussions and, in some cases, negotiations may take place and future acquisitions involving cash, debt or equity securities may occur. Acquisitions typically involve the payment of a premium over book values, and, therefore, some dilution of book value and net income per share may occur in connection with any future transactions.

               Wachovia's net income for the third quarter of 1999 was $257.499 million or $1.25 per diluted share versus $227.367 million or $1.09 per diluted share a year earlier. For the first nine months of 1999, net income totaled $748.285 million or $3.62 per diluted share compared with $632.604 million or $3.01 per diluted share in the same period of 1998. Comparisons between the 1999 and 1998 periods are impacted by merger-related expenses in both years as well as by the additions of Interstate/Johnson Lane, OFFITBANK Holdings, and Barry, Evans, Josephs & Snipes, which are included in reported results from their respective acquisition dates. Merger-related expenses on a pretax basis were $5.293 million for the third quarter and $13.640 million for the first nine months of 1999 versus $11.934 million and $78.351 million, respectively, in 1998. Excluding merger-related expenses, operating net income was $260.939 million or $1.27 per diluted share for the third quarter of 1999 compared with $235.243 million or $1.13 per diluted share a year earlier. Year to date, operating net income totaled $757.234 million or $3.67 per diluted share versus $683.698 million or $3.26 per diluted share in the same period of 1998.

               Expanded discussion of results of operations and financial condition follows. Interest income is stated on a taxable equivalent basis, which is adjusted for the tax-favored status of earnings from certain loans and securities. References to changes in assets and liabilities represent daily average levels unless otherwise noted.

Business Segments

               The corporation has four reportable business segments: Consumer, Corporate, Card, and Treasury & Administration.

               The Consumer segment provides individuals and small businesses with products and services ranging from traditional loans and deposits, mortgages, trust services, brokerage and mutual fund investments, including the corporation's proprietary Wachovia Funds, to insurance, private banking and other financial advisory services. Customers are served in the primary operating states of Georgia, North Carolina, South Carolina, Virginia and Florida through a wide variety of delivery channels, including ATMs, traditional branches, work-site banking facilities, in-store banking centers, PC Access online banking and online investing, Wachovia On-Call telephone banking and automated Phone Access. Major initiatives for the division include PRO (Profitable Relationship Optimization), which is the corporation's strategy for profitable customer selling and retention for the highest potential retail customers; Financial Integration, an affluent customer strategy utilizing teams of financial advisors and specialists; and the Market Network Model, used for determining the mix of local retail delivery channels based on location needs and opportunities.

               Corporate offers access to debt and equity capital, investment banking, risk management, asset management, and both institutional trust and treasury consulting and processing. Customers range from mid-sized companies to multinational corporations, institutions and investors. The group provides a broad range of capital markets capabilities including investment banking, private and public debt and equity capital, risk management products as well as fixed income and equity securities. The division is a leading provider of treasury services and has deep expertise in charitable funds management, executive services and retirement services. Corporate serves clients in the southeast with multiple offices in Wachovia's home states but also extends its reach nationally with offices in New York and Chicago. Service to global customers is enhanced through a full-service branch in London, representative offices in Tokyo and Hong Kong, and Banco Wachovia in Brazil.

               The Card division represents the credit card business. The division generates revenues from interest on unpaid card balances and from fees primarily on interchange, cash advances, overlimit advances, late payments and servicing securitized receivables. The division employs modeling techniques and other credit evaluation measures to target above-average quality credit risk customers who carry monthly balances and seek low interest rates. Products offered include prime rate plus and Prime Rate for Life(R) Visa and MasterCard credit cards.

               The Treasury & Administration segment principally reflects asset and liability management for interest rate risk; management of the securities portfolio; internal compensation for deposits and other funding sources, and charges for funds used; and other corporate costs such as Year 2000 and nonrecurring expenses.

               Business segment results are reported on a management accounting basis. Management accounting practices are internally driven, reflecting evolving information needs specific to the decision-making activities of a company's business managers, and may differ by company due to wide discretion in application. As a consequence, the corporation's business segment results are not necessarily comparable with those of other financial institutions with similar segments or with those of other companies which compete directly in one or more of the corporation's lines of business. In addition, business segment results may be restated in the future as management's structure, information needs, measurement methodologies and reporting systems evolve.

               During 1999, certain changes to the management accounting structure were implemented which have been reflected for all periods presented. The primary change is the presentation of the Card segment on a managed basis, with the funding impact and the gain on the sale of the securitized portfolio reflected in Treasury & Administration. Other changes have been implemented with an immaterial impact.

               The provision for loan losses for each business segment is determined based on the credit risk of each segment's loan portfolio. Overhead expense is allocated based on the proportion of each segment's direct expenses to total direct expenses of the combined segments. Income tax expense is calculated for each business segment using a blended corporate-wide tax rate based on taxable equivalent adjusted net income.

               Financial results by business segment are discussed below.

               CONSUMER. Net income for Consumer grew $13.490 million or 17.2 percent for the third quarter of 1999 from a year earlier and was up $11.820 million or 4.8 percent year to date. Net interest income rose $6.361 million or 2.4 percent for the three months and $3.399 million or less than 1 percent for the nine months, reflecting gains principally in Personal Financial Services offset, in part, by narrowing interest spreads. Noninterest income expanded $70.640 million or 47.9 percent for the quarter and $143.549 million or 32.8 percent year to date, with growth due to additions from purchase acquisitions as well as core business expansion. Gains were strongest in investment fees, deposit account charges and electronic banking revenue. Noninterest income included gains from branch sales totaling $7.554 million in 1999, all in the third quarter, versus $17.155 million in 1998, all of which occurred in the first quarter. The provision for loan losses decreased $679 thousand or 14.2 percent for the quarter but was higher by $1.577 million or 12.6 percent year to date.

               Noninterest expense was up $54.984 million or 19.3 percent for the three months and $122.973 million or 14.7 percent for the first nine months due to additions from purchase acquisitions and to increases in equipment expense for new computer systems and net occupancy costs for new facilities.

               CORPORATE. Net income for Corporate increased $11.111 million or
               11.1 percent for the quarter and $69.026 million or 25.6 percent year to date. Net interest income rose $34.669 million or 16.1 percent for the three months and $132.373 million or 21.8 percent for the first nine months, with growth principally in the Corporate Services and Capital Markets areas. Noninterest income was higher by $21.579 million or 20.2 percent for the quarter and $68.239 million or 22.9 percent year to date. Gains reflected additions from purchase acquisitions and business growth. Investment fees and deposit account charges largely led the gains in both periods, with capital markets income contributing strongly for the nine months. The provision for loan losses rose $11.065 million for the third period and $17.948 million year to date, due to loan growth and higher loan losses. Noninterest expense was up $25.526 million or 15.7 percent for the three months and $70.356 million or 14.9 percent for the first nine months, largely due to purchase acquisitions. Increases occurred mainly in staff costs for capital markets activities and in net occupancy and equipment expenses.

               CARD. Net income for the Card division rose $19.604 million or
               78.3 percent for the third period and $33.586 million or 47.1 percent for the first nine months of 1999. Net interest income was higher by $13.223 million or 11 percent for the quarter and $41.419 million or 11.5 percent year to date. Noninterest income increased $6.908 million or 19.1 percent for the three months and $13.030 million or 12 percent for the first nine months, largely due to higher cardholder income. The provision for loan losses decreased $11.890 million or 17.9 percent for the quarter and $4.706 million or 2.3 percent year to date due to improved performance of the credit quality of the portfolio as a result of improvements in loss control methodologies and lower bankruptcy experience. Noninterest expense was up $776 thousand or 1.5 percent for the three months and $5.466 million or 3.5 percent for the first nine months, driven partially by higher amortization expense for purchased receivables.

               TREASURY & ADMINISTRATION. Treasury & Administration's net income declined $14.073 million to $9.666 million in the third quarter of 1999 from the comparable period a year earlier. The net interest margin was lower by $33.154 million, reflecting a $1.247 billion reduction in interest-earning assets, primarily securities, and a $175 million increase in interest-bearing liabilities, entirely in long-term debt. Noninterest income for the quarter grew $16.434 million, and included a gain of $9.934 million from a securitization and sale of $500 million of credit card receivables in late September. For the nine months, net income was up $1.249 million or 2.6 percent. The net interest margin declined $88.755 million or 120.3 percent, reflecting in large part a managed runoff of $1.345 billion in securities. This was offset by a decline of $64.711 million in merger-related charges attributable to this segment and by higher levels of noninterest income, primarily the result of securitization transactions.

Business Segments                                                    Table 5
--------------------------------------------------------------------------------
(three months ended September 30)

                                                 Consumer             Corporate                    Card
                                      -------------------   -------------------   ---------------------
                                          1999       1998       1999       1998       1999       1998
                                      --------   --------   --------   --------   --------     --------
Operations Summary
(millions)
External net interest margin .......  $     (8)  $    (19)  $    537   $    493   $    214     $    205
Internal funding (charge)
 credit ............................       278        283       (287)      (278)       (80)         (84)
                                      --------   --------   --------   --------   --------     --------
Net interest income* ...............       270        264        250        215        134          121
Total other income .................       218        147        128        107         43           36
                                      --------   --------   --------   --------   --------     --------
Total revenues .....................       488        411        378        322        177          157
Provision for loan losses ..........         4          5         15          4         55           66
Total other expense ................       339        285        188        162         52           51
                                      --------   --------   --------   --------   --------     --------
Pretax profit ......................       145        121        175        156         70           40
Income taxes (benefit) .............        53         43         64         56         26           15
                                      --------   --------   --------   --------   --------     --------
Net income (loss) ..................  $     92   $     78   $    111   $    100   $     44     $     25
                                      ========   ========   ========   ========   ========     ========
Percentage contribution to
 total revenues** ..................     45.35%     43.81%     35.13%     34.33%     16.45%       16.74%
Percentage contribution to net
 income ............................     35.80      34.36      43.19      44.06      17.12        11.01
Average Balances
(billions)
Total assets .......................  $     13   $     12   $     34   $     31   $      6     $      6



(three months ended September 30)
                                               Treasury &
                                           Administration         Eliminations   Total Corporation
                                      -------------------    -----------------   -----------------
                                        1999        1998       1999     1998       1999      1998
                                      --------     ------    -------   -------   --------   ------
Operations Summary
(millions)
External net interest margin .......    $ (116)    $ (78)      $ (10)    $ (12)   $   617    $ 589
Internal funding (charge)
 credit ............................       105        99         (16)      (20)      ----     ----
                                      --------     ------    -------   -------   --------   ------
Net interest income* ...............       (11)       21         (26)      (32)       617      589
Total other income .................        44        27        ----      ----        433      317
                                      --------     ------    -------   -------   --------   ------
Total revenues .....................        33        48         (26)      (32)     1,050      906
Provision for loan losses ..........         3        (2)       ----      ----         77       73
Total other expense ................        14        13         (16)      (19)       577      492
                                      --------     -------   -------   -------   --------   ------
Pretax profit ......................        16        37         (10)      (13)       396      341
Income taxes (benefit) .............         6        13         (10)      (13)       139      114
                                      --------     -------   -------   -------   --------   ------
Net income (loss) ..................    $   10     $  24       $----     $----    $   257    $ 227
                                      ========     =======   =======   =======   ========   ======
Percentage contribution to
 total revenues** ..................      3.07%     5.12%
Percentage contribution to net
 income ............................      3.89      10.57
Average Balances
(billions)
Total assets .......................    $   12     $  14                          $    65    $  63

* Net interest income is reported on a taxable equivalent basis by segment and on a nontaxable equivalent basis for the corporation, reflecting segment eliminations.
** Percentage contribution to total revenues is based on the proportion of each segment's revenues to the combined revenues of all segments. Revenues for the total corporation are presented based on nontaxable equivalent net interest income and total other income, including securities transactions.


Business Segments                                                    Table 6
--------------------------------------------------------------------------------
(nine months ended September 30)

                                                 Consumer           Corporate                  Card
                                      -------------------   -----------------   -------------------
                                          1999       1998      1999      1998       1999       1998
                                      --------   --------   -------   -------   --------   --------
Operations Summary
(millions)
External net interest margin .......  $    (32)  $    (44)  $ 1,558   $ 1,427   $    634   $    613
Internal funding (charge)
 credit ............................       825        833      (820)     (821)      (232)      (252)
                                      --------   --------   -------   -------   --------   --------
Net interest income* ...............       793        789       738       606        402        361
Total other income .................       581        438       366       299        122        108
                                      --------   --------   -------   -------   --------   --------
Total revenues .....................     1,374      1,227     1,104       905        524        469
Provision for loan losses ..........        14         13        32        14        199        204
Total other expense ................       959        836       543       473        161        155
                                      --------   --------   -------   -------   --------   --------
Pretax profit ......................       401        378       529       418        164        110
Income taxes (benefit) .............       145        134       191       148         59         39
                                      --------   --------   -------   -------   --------   --------
Net income (loss) ..................  $    256   $    244   $   338   $   270   $    105   $     71
                                      ========   ========   =======   =======   ========   ========
Percentage contribution to
 total revenues** ..................     44.34%     44.59%    35.62%    32.88%     16.91%     17.04%
Percentage contribution to net
 income ............................     34.22      38.55     45.19     42.65      14.04      11.22
Average Balances
(billions)
Total assets .......................  $     13   $     12   $    34   $    31   $      6   $      6



(nine months ended September 30)
                                               Treasury &
                                           Administration        Eliminations   Total Corporation
                                      -------------------   -----------------   -----------------
                                          1999       1998    1999      1998       1999      1998
                                      --------     ------   -------   -------   -------   -------
Operations Summary
(millions)
External net interest margin .......    $ (289)    $ (219)    $ (29)    $ (36)   $1,842    $1,741
Internal funding (charge)
 credit ............................       274        293       (47)      (53)     ----      ----
                                      --------     ------   -------   -------   -------   -------
Net interest income* ...............       (15)        74       (76)      (89)    1,842     1,741
Total other income .................       112         77      ----      ----     1,181       922
                                      --------     ------   -------   -------   -------   -------
Total revenues .....................        97        151       (76)      (89)    3,023     2,663
Provision for loan losses ..........       (13)       (16)     ----      ----       232       215
Total other expense ................        34         92       (47)      (53)    1,650     1,503
                                      --------     ------   -------   -------   -------   -------
Pretax profit ......................        76         75       (29)      (36)    1,141       945
Income taxes (benefit) .............        27         27       (29)      (36)      393       312
                                      --------     ------   -------   -------   -------   -------
Net income (loss) ..................    $   49     $   48     $----     $----    $  748    $  633
                                      ========     ======   =======   =======   =======   =======
Percentage contribution to
 total revenues** ..................      3.13%      5.49%
Percentage contribution to net
 income ............................      6.55       7.58
Average Balances
(billions)
Total assets .......................    $   12     $   14                        $   65    $   63

* Net interest income is reported on a taxable equivalent basis by segment and on a nontaxable equivalent basis for the corporation, reflecting segment eliminations.
** Percentage contribution to total revenues is based on the proportion of each segment's revenues to the combined revenues of all segments. Revenues for the total corporation are presented based on nontaxable equivalent net interest income and total other income, including securities transactions.

               Consolidated Financial Results

Net Interest
Income

               Taxable equivalent net interest income for the third quarter of 1999 grew $24.997 million or 4.2 percent from a year earlier and was higher by $94.494 million or 5.3 percent year to date. Gains in both periods were driven by increased loan volume, a more favorable interest-earning asset mix and a lower average rate paid on interest-bearing liabilities. Taxable equivalent net interest income was substantially unchanged from the second quarter of 1999 as flat loan volume and a rise in the average rate paid on funding sources offset the impact of a higher average yield on loans. Average loans were unchanged from the second quarter as management reduced outstandings in lower spread discretionary loans and securitized a portion of its credit card portfolio. The net yield on interest-earning assets (defined as taxable equivalent net interest income as a percentage of average interest-earning assets) increased 3 basis points for the third quarter from a year earlier and 11 basis points year to date but was down slightly from the second quarter, reflecting narrowing in the interest rate spread. For the full year of 1999, taxable equivalent net interest income is expected to rise approximately 5 percent, based on management's projections for moderate loan growth and a favorable interest rate spread. Growth estimates for the year exclude the impact of loan securitizations and purchase acquisitions.

               Taxable equivalent interest income decreased modestly both for the quarter and year to date, dropping $8.794 million or less than 1 percent for the three months and $53.125 million or 1.5 percent for the nine months. Declines in the average rate earned on interest-earning assets, primarily loans, and the impact of credit card securitizations accounted for the decrease in both periods but were offset largely by higher loan volume. Loans grew $3.109 billion or 7.1 percent for the quarter and $2.888 billion or 6.6 percent year to date, while the average yield on loans fell 38 basis points in both periods. Taxable equivalent interest income expanded $18.565 million or 6.4 percent annualized from the second quarter, primarily due to a higher average rate earned on interest-earning assets, including a 12 basis point rise in the average loan yield.

               Commercial loans, including related real estate categories, increased $3.629 billion or 14 percent for the third quarter from a year earlier and were up $3.475 billion or 13.5 percent year to date, accounting for substantially all of the loan growth in both periods. Taxable commercial loans, lease financing and commercial mortgages largely led the gains, with strong growth also occurring in foreign loans and construction lending. The lease-financing portfolio primarily consists of leveraged leases and other structured corporate transactions. Growth in foreign loans remained driven in large part by originations in the corporation's London, England, office to borrowers headquartered in Western Europe. Tax-exempt loans were lower both for the quarter and nine months, reflecting continued runoff due to the reduced availability of tax-exempt financing under current tax laws.

Net Interest Income and Average Balances                             Table 7
--------------------------------------------------------------------------------





                                          Twelve
                                          Months                          1999
                                           Ended    -------------------------------------------
                                    September 30          Third          Second           First
                                            1999        Quarter         Quarter         Quarter
                                    ------------    -----------     -----------     -----------
Net Interest Income --
 Taxable Equivalent
(thousands)
Interest income:
 Loans -- including fees ........   $ 3,960,063     $ 1,004,538     $   979,851     $   975,011
 Securities .....................       632,374         154,296         158,519         151,879
 Interest-bearing bank balances .         8,381           1,631           1,391           2,193
 Federal funds sold and
  securities purchased under
  resale agreements .............        29,908           7,062           8,429           5,802
 Trading account assets .........        28,268           7,335           8,107           5,653
                                    -----------     -----------     -----------     -----------
   Total ........................     4,658,994       1,174,862       1,156,297       1,140,538
Interest expense:
 Interest-bearing demand ........        57,201          15,279          13,991          12,725
 Savings and money market
  savings .......................       466,496         121,106         116,476         113,547
 Savings certificates ...........       458,147         110,569         110,926         113,449
 Large denomination certificates        172,031          39,954          42,992          43,726
 Interest-bearing deposits in
  foreign offices ...............       100,801          24,730          24,039          23,920
 Short-term borrowed funds ......       462,053         112,336         112,301         103,170
 Long-term debt .................       449,865         124,265         108,877         111,773
                                    -----------     -----------     -----------     -----------
   Total ........................     2,166,594         548,239         529,602         522,310
                                    -----------     -----------     -----------     -----------
Net interest income .............   $ 2,492,400     $   626,623     $   626,695     $   618,228
                                    ===========     ===========     ===========     ===========
Annualized net yield on interest-
 earning assets .................          4.32%           4.29%           4.31%           4.41%
Average Balances
 (millions)
Assets:
 Loans -- net of unearned
  income ........................   $    46,561     $    47,003     $    47,012     $    46,261
 Securities .....................         9,576           9,461           9,664           9,221
 Interest-bearing bank balances .           125             124              83             130
 Federal funds sold and
  securities purchased under
  resale agreements .............           596             550             707             483
 Trading account assets .........           777             790             798             700
                                    -----------     -----------     -----------     -----------
   Total interest-earning
    assets ......................        57,635          57,928          58,264          56,795
 Cash and due from banks ........         3,051           2,888           2,975           3,071
 Premises and equipment .........           933             962             970             911
 Other assets ...................         3,837           3,632           3,713           4,047
 Unrealized gains (losses) on
  securities available-for-sale .            79             (47)             68             119
 Allowance for loan losses ......          (539)           (548)           (536)           (535)
                                    -----------     -----------     -----------     -----------
   Total assets .................   $    64,996     $    64,815     $    65,454     $    64,408
                                    ===========     ===========     ===========     ===========
Liabilities and shareholders'
 equity:
 Interest-bearing demand ........   $     4,653     $     4,617     $     4,691     $     4,665
 Savings and money market
  savings .......................        13,090          13,566          13,424          12,889
 Savings certificates ...........         8,854           8,696           8,746           8,846
 Large denomination certificates          3,308           3,076           3,394           3,377
 Interest-bearing deposits in
  foreign offices ...............         2,082           2,041           2,088           2,069
 Short-term borrowed funds ......         9,729           8,848           9,629           9,292
 Long-term debt .................         7,757           8,571           7,998           7,627
                                    -----------     -----------     -----------     -----------
   Total interest-bearing
    liabilities .................        49,473          49,415          49,970          48,765
 Demand deposits ................         8,210           8,368           8,261           8,062
 Other liabilities ..............         1,978           1,641           1,764           2,267
 Shareholders' equity ...........         5,335           5,391           5,459           5,314
                                    -----------     -----------     -----------     -----------
   Total liabilities and
    shareholders' equity ........   $    64,996     $    64,815     $    65,454     $    64,408
                                    ===========     ===========     ===========     ===========
Total deposits ..................   $    40,197     $    40,364     $    40,604     $    39,908



                                                       1998                     Nine Months Ended
                                          -----------------------------           September 30
                                                 Fourth           Third  -----------------------------
                                                Quarter         Quarter           1999            1998
                                          -------------    ------------  -------------     -----------
Net Interest Income --
 Taxable Equivalent
(thousands)
Interest income:
 Loans -- including fees ..............     $ 1,000,663    $    980,636    $ 2,959,400     $ 2,900,379
 Securities ...........................         167,680         181,853        464,694         559,174
 Interest-bearing bank balances........           3,166           3,182          5,215           9,821
 Federal funds sold and
  securities purchased under
  resale agreements ...................           8,615           6,168         21,293          17,188
 Trading account assets ...............           7,173          11,817         21,095          38,260
                                          -------------    ------------  -------------     -----------
   Total ..............................       1,187,297       1,183,656      3,471,697       3,524,822
Interest expense:
 Interest-bearing demand ..............          15,206          15,526         41,995          49,324
 Savings and money market
  savings .............................         115,367         115,077        351,129         336,288
 Savings certificates .................         123,203         136,462        334,944         419,274
 Large denomination certificates.......          45,359          40,482        126,672         120,025
 Interest-bearing deposits in
  foreign offices .....................          28,112          34,005         72,689         107,547
 Short-term borrowed funds ............         134,246         144,881        327,807         429,600
 Long-term debt .......................         104,950          95,597        344,915         285,712
                                          -------------    ------------  -------------     -----------
   Total ..............................         566,443         582,030      1,600,151       1,747,770
                                          -------------    ------------  -------------     -----------
Net interest income ...................     $   620,854    $    601,626    $ 1,871,546     $ 1,777,052
                                          =============    ============  =============     ===========
Annualized net yield on interest-
 earning assets .......................            4.28%           4.26%          4.34%           4.23%
Average Balances
 (millions)
Assets:
 Loans -- net of unearned
  income ..............................     $    45,966    $     43,894    $    46,761     $    43,873
 Securities ...........................           9,952          10,664          9,449          10,794
 Interest-bearing bank balances........             163             138            112             156
 Federal funds sold and
  securities purchased under
  resale agreements ...................             641             440            580             408
 Trading account assets ...............             818             930            763           1,001
                                          -------------    ------------  -------------     -----------
   Total interest-earning
    assets ............................          57,540          56,066         57,665          56,232
 Cash and due from banks ..............           3,271           3,068          2,978           3,190
 Premises and equipment ...............             888             874            948             846
 Other assets .........................           3,959           3,822          3,797           3,644
 Unrealized gains (losses) on
  securities available-for-sale .......             177             133             46             117
 Allowance for loan losses ............            (537)           (534)          (540)           (535)
                                          -------------    ------------  -------------     -----------
   Total assets .......................     $    65,298    $     63,429    $    64,894     $    63,494
                                          =============    ============  =============     ===========
Liabilities and shareholders'
 equity:
 Interest-bearing demand ..............     $     4,639    $      4,646    $     4,658     $     5,101
 Savings and money market
  savings .............................          12,481          11,873         13,295          11,308
 Savings certificates .................           9,128           9,642          8,762          10,218
 Large denomination certificates.......           3,387           3,146          3,281           2,938
 Interest-bearing deposits in
  foreign offices .....................           2,131           2,347          2,066           2,529
 Short-term borrowed funds ............          11,135          10,858          9,254          10,814
 Long-term debt .......................           6,830           6,080          8,069           6,093
                                          -------------    ------------  -------------     -----------
   Total interest-bearing
    liabilities .......................          49,731          48,592         49,385          49,001
 Demand deposits ......................           8,148           7,874          8,232           7,687
 Other liabilities ....................           2,241           1,790          1,889           1,641
 Shareholders' equity .................           5,178           5,173          5,388           5,165
                                          -------------    ------------  -------------     -----------
   Total liabilities and
    shareholders' equity ..............     $    65,298    $     63,429    $    64,894     $    63,494
                                          =============    ============  =============     ===========
Total deposits ........................     $    39,914    $     39,528    $    40,294     $    39,781

               Foreign loans at September 30, 1999 were $1.196 billion, representing 2.5 percent of total loans compared with $985 million or 2.2 percent of total loans one year earlier and $1.451 billion or 3 percent at June 30, 1999. There were no extensions of credit to Russia, and loans extended in Asia remained immaterial. Foreign lease financing was $1.199 billion at the end of the third quarter of 1999, with exposure limited entirely to Western European countries.

               Commercial real estate loans, based on regulatory definitions, were $9.786 billion or 20.5 percent of total loans at September 30, 1999 versus $8.692 billion or 19 percent one year earlier and $9.522 billion or 19.7 percent at June 30, 1999. Regulatory definitions for commercial real estate loans include loans that have real estate as the collateral but not the primary consideration in a credit risk evaluation.

               There were no significant concentrations of loans in any one industry at September 30, 1999, one year earlier or at the end of the second quarter of 1999.

               Consumer loans, including residential mortgages, decreased $520 million or 2.9 percent for the quarter and $587 million or 3.2 percent year to date, primarily due to runoff in maturing residential mortgages and securitization of credit cards. Residential mortgages declined $321 million or 4.1 percent for the three months and $538 million or 6.8 percent for the first nine months, while credit cards were lower by $699 million or
               12.5 percent for the quarter and $408 million or 7.2 percent year to date. Declines in both periods were offset partially by growth in indirect retail loans, which primarily consist of automobile sales financing, and in other revolving credit. In the third quarter of 1999, the corporation expanded its online consumer capabilities with the introduction on its Internet site of insurance products and applications for home equity lines of credit, personal lines of credit, home equity loans and personal installment loans. The new electronic credit applications build on existing online capabilities for mortgage loans, automobile loans and credit cards.

               In late September, the corporation securitized and sold $500 million of credit card receivables from its portfolio. The transaction followed an $896 million credit card securitization in March. Both transactions were undertaken principally to further broaden funding sources and to remain active in the securitization market. Securitization involves the transfer of a pool of assets from the balance sheet to a master trust which then issues and sells to investors certificates representing a pro rata interest in the underlying assets. The transaction reduces interest income and the credit exposure associated with the transferred receivables while increasing credit card noninterest income in the form of gains on card sales, servicing fees and other excess revenue earned on the securitized loans. While securitizations are a beneficial source of funding, they are a somewhat more expensive source than other wholesale funding sources. At September 30, 1999, the corporation's managed credit card portfolio, which includes securitized loans, was $6.372 billion or 12.9 percent of total managed loans versus $6.273 billion or 13.6 percent one year earlier and $6.340 billion or 12.7 percent at June 30, 1999. Securitized credit card loans were $1.896 billion at September 30, 1999 compared with $500 million one year earlier and $1.396 billion at June 30, 1999. Additional information on the corporation's securitized loans appears on page 20.

Period-End Loans by Category                                         Table 8
--------------------------------------------------------------------------------
(thousands)

                                    Sept. 30        June 30       March 31        Dec. 31       Sept. 30
                                        1999           1999           1999           1998           1998
                                 -----------    -----------    -----------    -----------    -----------
Commercial ..................... $16,166,045    $16,852,028    $15,639,116    $14,328,152    $15,040,796
Tax-exempt .....................     757,601        796,523        871,271        972,603      1,024,855
                                 -----------    -----------    -----------    -----------    -----------
    Total commercial ...........  16,923,646     17,648,551     16,510,387     15,300,755     16,065,651
Direct retail ..................   1,053,909      1,082,526      1,066,011      1,097,574      1,111,654
Indirect retail ................   3,616,862      3,458,466      3,324,238      3,239,532      3,143,670
Credit card ....................   4,475,973      4,944,519      4,954,671      6,049,350      5,773,009
Other revolving credit .........     620,342        588,880        552,908        536,887        517,047
                                 -----------    -----------    -----------    -----------    -----------
    Total retail ...............   9,767,086     10,074,391      9,897,828     10,923,343     10,545,380
Construction ...................   2,235,387      2,233,128      2,087,886      2,044,437      1,865,675
Commercial mortgages ...........   7,550,770      7,289,241      7,076,217      6,988,050      6,826,459
Residential mortgages ..........   7,498,541      7,385,728      7,301,984      7,490,086      7,652,614
                                 -----------    -----------    -----------    -----------    -----------
    Total real estate ..........  17,284,698     16,908,097     16,466,087     16,522,573     16,344,748
Lease financing ................   2,453,749      2,346,467      2,172,158      1,879,123      1,688,053
Foreign ........................   1,195,842      1,450,580      1,346,672      1,093,428        984,884
                                 -----------    -----------    -----------    -----------    -----------
    Total loans ................ $47,625,021    $48,428,086    $46,393,132    $45,719,222    $45,628,716
                                 ===========    ===========    ===========    ===========    ===========


               Securities, the second largest category of interest-earning assets, declined $1.203 billion or 11.3 percent for the quarter and $1.345 billion or 12.5 percent year to date and were lower by $203 million or 2.1 percent from the second quarter. Planned runoff in the portfolio accounted for the decreases, with additional runoff expected in the final three months of the year. At September 30, 1999, securities available-for-sale were $8.014 billion and securities held-to-maturity were $1.271 billion.


Securities                                                           Table 9
--------------------------------------------------------------------------------
September 30, 1999 (thousands)



Securities available-for-sale at fair value:
 U.S. Government and agency ................  $3,514,300
 Mortgage-backed ...........................   3,928,507
 Other .....................................     571,569
                                              ----------
    Total available-for-sale ...............   8,014,376
Securities held-to-maturity:
 U.S. Government and agency ................     620,934
 Mortgage-backed ...........................     430,845
 State and municipal .......................     168,614
 Other .....................................      50,744
                                              ----------
    Total held-to-maturity .................   1,271,137
                                              ----------
    Total securities .......................  $9,285,513
                                              ==========


               Interest expense was lower both for the quarter and year to date, decreasing $33.791 million or 5.8 percent for the three months and $147.619 million or 8.4 percent for the first nine months. Declines in both periods reflected a lower average rate paid on interest-bearing liabilities, with the average rate paid down 35 basis points for the third period of 1999 and 44 basis points year to date. Declines were offset slightly by higher levels of interest-bearing liabilities, principally long-term debt. Compared with the second quarter of 1999, interest expense rose $18.637 million or 14.1 percent annualized, driven principally by a 15 basis point increase in the average rate paid on interest-bearing liabilities and continued expansion of long-term debt.

               The corporation utilizes a diverse funding base and believes flexibility and ongoing innovation are required to attract future funding sources. As part of its funding strategy, the corporation markets traditional funding products while issuing a variety of wholesale funding instruments. Broadened traditional funding sources include the corporation's Premiere and Business Premiere accounts, both of which are high-yield money market deposit products; PC Banking; and enhancements to basic checking products, including the addition of Access Now(sm) checking. Wholesale funding sources include senior and subordinated debt, a global bank note program, capital securities and asset-backed securitization.

               Total interest-bearing deposits expanded modestly for the quarter but were essentially flat year to date, impacted, in part, by the divestiture of a total of $119 million in interest-bearing deposits in August through selected branch sales. Strong growth occurred in both periods in savings and money market savings, which rose $1.693 billion or 14.3 percent for the three months and $1.987 billion or 17.6 percent for the nine months, reflecting gains in the corporation's Premiere and Business Premiere accounts. Growth was moderated, however, by declines in both periods largely in savings certificates and foreign interest-bearing deposits and, to a smaller extent, by a decrease in demand deposits. The reduction in foreign interest-bearing deposits reflected management's utilization of alternative wholesale funding sources. Large denomination certificates declined modestly for the quarter but were higher by $343 million or 11.7 percent for the nine months. While savings and money market savings continued to expand in the third quarter from the second quarter, total interest-bearing deposits were lower by $347 million or 4.3 percent annualized, primarily due to management's reduction of funding from large denomination certificates. Gross deposits averaged $40.364 billion for the third quarter and $40.294 billion year to date, up $836 million or 2.1 percent and $513 million or 1.3 percent, respectively, from year-earlier periods. Collected deposits, net of float, averaged $38.308 billion for the third period of 1999 and $38.158 billion for the first nine months, higher by $947 million or 2.5 percent and $626 million or 1.7 percent, respectively, from the same periods in 1998.

               Short-term borrowed funds decreased $2.010 billion or 18.5 percent for the three months and $1.560 billion or 14.4 percent for the nine months, as management moved to lengthen maturities of wholesale funding sources to reduce risk in market volatility expected at year end. Declines occurred primarily in federal funds purchased and securities sold under repurchase agreements, which were lower by $1.591 billion or 21.9 percent for the quarter and $1.580 billion or 21 percent year to date. Other short-term borrowed funds, primarily consisting of short-term bank notes, also declined while commercial paper borrowings rose $94 million or 6.7 percent for the three months and $235 million or 19.2 percent for the nine months. Short-term borrowed funds were lower by $781 million or 8.1 percent from the second quarter of 1999.

               Long-term debt increased $2.491 billion or 41 percent for the third quarter and $1.976 billion or 32.4 percent year to date, principally reflecting expansion of senior and subordinated debt notes classified as part of other long-term debt. In late June, the corporation issued $600 million of 5-year senior fixed-rate notes. This followed the issuance of $400 million of 10-year subordinated fixed-rate notes both in March 1999 and December 1998. The senior notes are rated Aa3 by Moody's and AA- by Standard & Poor's, and the subordinated notes are rated A1 by Moody's and A+ by Standard & Poor's. At September 30, 1999, $1.900 billion remained available under the corporation's current $2.500 billion debt authorization approved in April 1999. Capital securities, also classified as part of other long-term debt, totaled $997 million at September 30, 1999. The capital securities are rated aa3 by Moody's and A by Standard & Poor's and qualify as Tier I capital under risk-based capital guidelines. Long-term debt was higher by $573 million or
               7.2 percent from the second quarter of 1999, reflecting full inclusion in third quarter but not second quarter average balances of the $600 million senior notes issued in late June.

               Through its global bank note program, Wachovia Bank is authorized to issue up to $21.557 billion of bank notes. The global bank note program consists of issuances with original maturities beginning at seven days. Bank notes with original maturities of one year or less are included in other short-term borrowed funds, and bank notes with original maturities greater than one year are considered medium-term in nature and are classified as bank notes under long-term debt. Short-term bank notes outstanding as of September 30, 1999 were $442.694 million with an average cost of 5.16 percent and an average maturity of 2 months. Medium-term bank notes were $2.570 billion on the same date, with an average cost of 5.62 percent and an average maturity of 3.8 years. Short-term issues under the global bank note program are rated P-1 by Moody's and A-1+ by Standard & Poor's, while medium-term issues are rated Aa2 by Moody's and AA by Standard & Poor's.

Taxable Equivalent Rate/Volume Variance Analysis -- Third Quarter*      Table 10
--------------------------------------------------------------------------------


                                               Average Volume         Average Rate
                                           --------------------- -------------------
                                               1999       1998       1999      1998
                                             -------    -------    -------      ----
                                                  (millions)

Interest Income
Loans:
Commercial ................................. $15,444    $13,575       7.24      7.28
Tax-exempt .................................     751      1,083       8.97      9.62
                                            --------   --------
Total commercial ...........................  16,195     14,658       7.32      7.45
Direct retail ..............................   1,063      1,114       8.54     10.10
Indirect retail ............................   3,551      3,090       7.85      8.23
Credit card ................................   4,894      5,593      13.47     13.38
Other revolving credit .....................     598        508      10.82     11.58
                                            --------   --------
Total retail ...............................  10,106     10,305      10.82     11.39
Construction ...............................   2,257      1,876       8.49      9.03
Commercial mortgages .......................   7,403      6,795       8.12      8.59
Residential mortgages ......................   7,431      7,752       7.77      7.82
                                            --------   --------
Total real estate ..........................  17,091     16,423       8.02      8.28
Lease financing ............................   2,359      1,615      10.70     12.63
Foreign ....................................   1,252        893       6.67      6.85
                                            --------   --------
Total loans ................................  47,003     43,894       8.48      8.86
Securities:
Held-to-maturity:
U.S. Government and agency .................     626        547       6.03      6.06
Mortgage-backed ............................     456        763       8.16      8.29
State and municipal ........................     161        188      10.27     10.70
Other ......................................      52         97       6.41      6.59
                                            --------   --------
Total held-to-maturity .....................   1,295      1,595       7.32      7.71
Available-for-sale:**
U.S. Government and agency .................   3,574      3,900       6.20      6.56
Mortgage-backed ............................   4,031      4,513       6.31      6.56
Other ......................................     561        656       7.38      7.13
                                            --------   --------
Total available-for-sale ...................   8,166      9,069       6.33      6.60
                                            --------   --------
Total securities ...........................   9,461     10,664       6.47      6.77
Interest-bearing bank balances .............     124        138       5.23      9.13
Federal funds sold and securities
purchased under resale agreements ..........     550        440       5.09      5.56
Trading account assets .....................     790        930       3.68      5.04
                                            --------   --------
Total interest-earning assets .............. $57,928    $56,066       8.05      8.38
                                            ========   ========
Interest Expense
Interest-bearing demand .................... $ 4,617    $ 4,646       1.31      1.33
Savings and money market savings ...........  13,566     11,873       3.54      3.85
Savings certificates .......................   8,696      9,642       5.04      5.61
Large denomination certificates ............   3,076      3,146       5.15      5.10
                                            --------   --------
Total interest-bearing deposits in
domestic offices ...........................  29,955     29,307       3.80      4.16
Interest-bearing deposits in foreign
offices ....................................   2,041      2,347       4.81      5.75
                                            --------   --------
Total interest-bearing deposits ............  31,996     31,654       3.86      4.28
Federal funds purchased and securities
sold under repurchase agreements ...........   5,682      7,273       4.90      5.33
Commercial paper ...........................   1,499      1,405       4.79      5.21
Other short-term borrowed funds ............   1,667      2,180       5.74      5.23
                                            --------   --------
Total short-term borrowed funds.............   8,848     10,858       5.04      5.29
Bank notes .................................   2,551      2,407       5.51      6.01
Other long-term debt .......................   6,020      3,673       5.85      6.38
                                            --------   --------
Total long-term debt .......................   8,571      6,080       5.75      6.24
                                            --------   --------
Total interest-bearing liabilities ......... $49,415    $48,592       4.40      4.75
                                            ========   ========   --------     -----
Interest rate spread........................                          3.65      3.63
                                                                  ========     =====
Net yield on interest-earning assets and
net interest income ........................                          4.29      4.26
                                                                  ========     =====




                                                                                                 Variance
                                                       Interest                               Attributable to
                                             --------------------------                   ------------------------
                                                     1999          1998      Variance        Rate         Volume
                                             ------------  ------------   -------------   ----------   -----------
Interest Income                                                            (thousands)
Loans:
Commercial .................................  $   281,875   $   248,927   $      32,948   $  (1,155)   $   34,103
Tax-exempt .................................       16,983        26,269          (9,286)     (1,663)       (7,623)
                                             ------------  ------------   -------------
Total commercial ...........................      298,858       275,196          23,662      (4,740)       28,402
Direct retail ..............................       22,875        28,373          (5,498)     (4,231)       (1,267)
Indirect retail ............................       70,243        64,112           6,131      (3,107)        9,238
Credit card ................................      166,201       188,570         (22,369)      1,362       (23,731)
Other revolving credit .....................       16,326        14,840           1,486      (1,019)        2,505
                                             ------------  ------------   -------------
Total retail ...............................      275,645       295,895         (20,250)    (14,620)       (5,630)
Construction ...............................       48,287        42,688           5,599      (2,669)        8,268
Commercial mortgages .......................      151,501       147,187           4,314      (8,401)       12,715
Residential mortgages ......................      145,576       152,832          (7,256)       (953)       (6,303)
                                             ------------  ------------   -------------
Total real estate ..........................      345,364       342,707           2,657     (11,018)       13,675
Lease financing ............................       63,604        51,423          12,181      (8,782)       20,963
Foreign ....................................       21,067        15,415           5,652        (399)        6,051
                                             ------------  ------------   -------------
Total loans ................................    1,004,538       980,636          23,902     (43,638)       67,540
Securities:
Held-to-maturity:
U.S. Government and agency .................        9,520         8,364           1,156         (46)        1,202
Mortgage-backed ............................        9,384        15,945          (6,561)       (238)       (6,323)
State and municipal ........................        4,168         5,067            (899)       (197)         (702)
Other ......................................          845         1,602            (757)        (43)         (714)
                                             ------------  ------------   -------------
Total held-to-maturity .....................       23,917        30,978          (7,061)     (1,479)       (5,582)
Available-for-sale:**
U.S. Government and agency .................       55,830        64,445          (8,615)     (3,397)       (5,218)
Mortgage-backed ............................       64,103        74,637         (10,534)     (2,791)       (7,743)
Other ......................................       10,446        11,793          (1,347)        412        (1,759)
                                             ------------  ------------   -------------
Total available-for-sale ...................      130,379       150,875         (20,496)     (5,896)      (14,600)
                                             ------------  ------------   -------------
Total securities ...........................      154,296       181,853         (27,557)     (7,695)      (19,862)
Interest-bearing bank balances .............        1,631         3,182          (1,551)     (1,246)         (305)
Federal funds sold and securities
purchased under resale agreements ..........        7,062         6,168             894        (554)        1,448
Trading account assets .....................        7,335        11,817          (4,482)     (2,877)       (1,606)
                                             ------------  ------------   -------------
Total interest-earning assets ..............    1,174,862     1,183,656          (8,794)    (47,357)       38,563

Interest Expense
Interest-bearing demand ....................       15,279        15,526            (247)       (153)          (94)
Savings and money market savings ...........      121,106       115,077           6,029      (9,552)       15,581
Savings certificates .......................      110,569       136,462         (25,893)    (13,167)      (12,726)
Large denomination certificates ............       39,954        40,482            (528)        391          (919)
                                             ------------  ------------   -------------
Total interest-bearing deposits in
domestic offices ...........................      286,908       307,547         (20,639)    (27,315)        6,676
Interest-bearing deposits in foreign
offices ....................................       24,730        34,005          (9,275)     (5,170)       (4,105)
                                             ------------  ------------   -------------
Total interest-bearing deposits ............      311,638       341,552         (29,914)    (33,570)        3,656
Federal funds purchased and securities
sold under repurchase agreements ...........       70,153        97,672         (27,519)     (7,410)      (20,109)
Commercial paper ...........................       18,082        18,448            (366)     (1,547)        1,181
Other short-term borrowed funds ............       24,101        28,761          (4,660)      2,587        (7,247)
                                             ------------  ------------   -------------
Total short-term borrowed funds.............      112,336       144,881         (32,545)     (6,729)      (25,816)
Bank notes .................................       35,468        36,487          (1,019)     (3,143)        2,124
Other long-term debt .......................       88,797        59,110          29,687      (5,289)       34,976
                                             ------------  ------------   -------------
Total long-term debt .......................      124,265        95,597          28,668      (7,942)       36,610
                                             ------------  ------------   -------------
Total interest-bearing liabilities .........      548,239       582,030         (33,791)    (43,500)        9,709
                                             ------------  ------------   -------------
Interest rate spread
Net yield on interest-earning assets and
net interest income ........................  $   626,623   $   601,626   $      24,997       4,908        20,089
                                             ============  ============   =============

* Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense. Any variance attributable jointly to volume and rate changes is allocated to the volume and rate in proportion to the relationship of the absolute dollar amount of the change in each.
** Volume amounts are reported at amortized cost; excludes pretax unrealized losses of $47 million in 1999 and unrealized gains of $133 million in 1998.

Taxable Equivalent Rate/Volume Variance Analysis -- Nine Months*   Table 11
--------------------------------------------------------------------------------


                                                Average Volume        Average Rate
                                             ------------------  -------------------
                                               1999       1998       1999      1998
                                             -------    -------    -------      ----
                                                  (millions)
Interest Income
Loans:
Commercial ................................. $15,426    $13,679       7.04      7.30
Tax-exempt .................................     838      1,282       9.12      9.12
                                            --------   --------
Total commercial ...........................  16,264     14,961       7.15      7.46
Direct retail ..............................   1,069      1,154       8.68      9.57
Indirect retail ............................   3,411      3,050       7.91      8.39
Credit card ................................   5,222      5,630      13.36     13.40
Other revolving credit .....................     572        489      10.85     11.12
                                            --------   --------
Total retail ...............................  10,274     10,323      10.92     11.38
Construction ...............................   2,167      1,866       8.40      9.08
Commercial mortgages .......................   7,220      6,792       8.05      8.65
Residential mortgages ......................   7,360      7,898       7.80      7.98
                                            --------   --------
Total real estate ..........................  16,747     16,556       7.99      8.38
Lease financing ............................   2,190      1,325      11.50     11.39
Foreign ....................................   1,286        708       6.44      6.85
                                            --------   --------
Total loans ................................  46,761     43,873       8.46      8.84
Securities:
Held-to-maturity:
U.S. Government and agency .................     603        333       6.15      6.12
Mortgage-backed ............................     514        846       8.24      8.31
State and municipal ........................     163        198      10.00     10.75
Other ......................................      62        107       6.72      6.71
                                            --------   --------
Total held-to-maturity .....................   1,342      1,484       7.44      8.03
Available-for-sale:**
U.S. Government and agency .................   3,441      4,189       6.39      6.73
Mortgage-backed ............................   4,099      4,424       6.36      6.72
Other ......................................     567        697       7.15      7.10
                                            --------   --------
Total available-for-sale ...................   8,107      9,310       6.43      6.75
                                            --------   --------
Total securities ...........................   9,449     10,794       6.57      6.93
Interest-bearing bank balances .............     112        156       6.20      8.45
Federal funds sold and securities
purchased under resale agreements ..........     580        408       4.91      5.63
Trading account assets .....................     763      1,001       3.70      5.11
                                            --------   --------
Total interest-earning assets .............. $57,665    $56,232       8.05      8.38
                                            ========   ========
Interest Expense
Interest-bearing demand .................... $ 4,658    $ 5,101       1.21      1.29
Savings and money market savings ...........  13,295     11,308       3.53      3.98
Savings certificates .......................   8,762     10,218       5.11      5.49
Large denomination certificates ............   3,281      2,938       5.16      5.46
                                            --------   --------
Total interest-bearing deposits in
domestic offices ...........................  29,996     29,565       3.81      4.18
Interest-bearing deposits in foreign
offices ....................................   2,066      2,529       4.70      5.69
                                            --------   --------
Total interest-bearing deposits ............  32,062     32,094       3.87      4.30
Federal funds purchased and securities
sold under repurchase agreements ...........   5,950      7,530       4.56      5.35
Commercial paper ...........................   1,457      1,222       4.59      5.18
Other short-term borrowed funds ............   1,847      2,062       5.41      5.26
                                            --------   --------
Total short-term borrowed funds.............   9,254     10,814       4.74      5.31
Bank notes .................................   2,614      2,674       5.55      6.12
Other long-term debt .......................   5,455      3,419       5.79      6.39
                                            --------   --------
Total long-term debt .......................   8,069      6,093       5.71      6.27
                                            --------   --------
Total interest-bearing liabilities..........$ 49,385   $ 49,001       4.33      4.77
                                            ========   ========   --------     -----
Interest rate spread........................                          3.72      3.61
                                                                  ========     =====
Net yield on interest-earning assets and
net interest income .......................                           4.34      4.23
                                                                  ========     =====

                                                                                                  Variance
                                                       Interest                                Attributable to
                                             -------------------------                    -------------------------
                                                    1999          1998      Variance          Rate        Volume
                                             -----------   -----------    -------------   -----------   -----------
Interest Income                                                            (thousands)
Loans:
Commercial .................................  $  812,194    $  747,231    $      64,963   $  (27,815)   $   92,778
Tax-exempt .................................      57,124        87,379          (30,255)          39       (30,294)
                                             -----------   -----------    -------------
Total commercial ...........................     869,318       834,610           34,708      (35,956)       70,664
Direct retail ..............................      69,398        82,554          (13,156)      (7,330)       (5,826)
Indirect retail ............................     201,804       191,384           10,420      (11,367)       21,787
Credit card ................................     521,904       564,340          (42,436)      (1,637)      (40,799)
Other revolving credit .....................      46,460        40,664            5,796         (996)        6,792
                                             -----------   -----------    -------------
Total retail ...............................     839,566       878,942          (39,376)     (35,264)       (4,112)
Construction ...............................     136,178       126,786            9,392       (9,973)       19,365
Commercial mortgages .......................     434,547       439,525           (4,978)     (31,765)       26,787
Residential mortgages ......................     429,583       471,324          (41,741)     (10,163)      (31,578)
                                             -----------   -----------    -------------
Total real estate ..........................   1,000,308     1,037,635          (37,327)     (49,156)       11,829
Lease financing ............................     188,283       112,907           75,376        1,065        74,311
Foreign ....................................      61,925        36,285           25,640       (2,304)       27,944
                                             -----------   -----------    -------------
Total loans ................................   2,959,400     2,900,379           59,021     (126,932)      185,953
Securities:
Held-to-maturity:
U.S. Government and agency .................      27,758        15,212           12,546           86        12,460
Mortgage-backed ............................      31,669        52,555          (20,886)        (411)      (20,475)
State and municipal ........................      12,154        15,942           (3,788)      (1,053)       (2,735)
Other ......................................       3,115         5,382           (2,267)          10        (2,277)
                                             -----------   -----------    -------------
Total held-to-maturity .....................      74,696        89,091          (14,395)      (6,208)       (8,187)
Available-for-sale:**
U.S. Government and agency .................     164,569       210,843          (46,274)     (10,103)      (36,171)
Mortgage-backed ............................     195,068       222,222          (27,154)     (11,339)      (15,815)
Other ......................................      30,361        37,018           (6,657)         298        (6,955)
                                             -----------   -----------    -------------
Total available-for-sale ...................     389,998       470,083          (80,085)     (21,467)      (58,618)
                                             -----------   -----------    -------------
Total securities ...........................     464,694       559,174          (94,480)     (27,323)      (67,157)
Interest-bearing bank balances .............       5,215         9,821           (4,606)      (2,260)       (2,346)
Federal funds sold and securities
purchased under resale agreements ..........      21,293        17,188            4,105       (2,418)        6,523
Trading account assets .....................      21,095        38,260          (17,165)      (9,226)       (7,939)
                                             -----------   -----------    -------------
Total interest-earning assets ..............   3,471,697     3,524,822          (53,125)    (141,586)       88,461

Interest Expense
Interest-bearing demand ....................      41,995        49,324           (7,329)      (3,206)       (4,123)
Savings and money market savings ...........     351,129       336,288           14,841      (40,223)       55,064
Savings certificates .......................     334,944       419,274          (84,330)     (27,343)      (56,987)
Large denomination certificates ............     126,672       120,025            6,647       (6,831)       13,478
                                             -----------   -----------    -------------
Total interest-bearing deposits in
domestic offices ...........................     854,740       924,911          (70,171)     (83,481)       13,310
Interest-bearing deposits in foreign
offices ....................................      72,689       107,547          (34,858)     (16,914)      (17,944)
                                             -----------   -----------    -------------
Total interest-bearing deposits ............     927,429     1,032,458         (105,029)    (103,993)       (1,036)
Federal funds purchased and securities
sold under repurchase agreements ...........     203,147       301,099          (97,952)     (40,225)      (57,727)
Commercial paper ...........................      49,997        47,342            2,655       (5,813)        8,468
Other short-term borrowed funds ............      74,663        81,159           (6,496)       2,188        (8,684)
                                             -----------   -----------    -------------
Total short-term borrowed funds.............     327,807       429,600         (101,793)     (43,643)      (58,150)
Bank notes .................................     180,522       122,320          (13,798)     (11,131)       (2,667)
Other long-term debt .......................     236,393       163,392           73,001      (16,454)       89,455
                                             -----------   -----------    -------------
Total long-term debt .......................     344,915       285,712           59,203      (27,038)       86,241
                                             -----------   -----------    -------------
Total interest-bearing liabilities .........   1,600,151     1,747,770         (147,619)    (161,215)       13,596
                                             -----------   -----------    -------------
Interest rate spread
Net yield on interest-earning assets and
net interest income ........................  $1,871,546    $1,777,052    $      94,494       48,600        45,894
                                             ===========   ===========    =============

* Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense. Any variance attributable jointly to volume and rate changes is allocated to the volume and rate in proportion to the relationship of the absolute dollar amount of the change in each.
** Volume amounts are reported at amortized cost; excludes pretax unrealized gains of $46 million in 1999 and $117 million in 1998.

Market Risk and
Asset/Liability
Management

               Market risk is the risk of loss due to adverse changes in instrument values or earnings fluctuation resulting from changes in market factors. This includes, but may not be limited to, changes in interest rates, foreign exchange rates, commodity prices and other market variables including equity price risk. Wachovia has potential exposure to interest rates, no risk in commodity prices (since the corporation does not directly hold commodities or trade in commodity contracts) and immaterial risk in foreign exchange and changing equity prices. Market risks reside in both the trading and nontrading portfolios. Trading portfolios represent assets and off-balance sheet instruments that are held for short periods of time and are marked-to-market through the income statement. Nontrading portfolios represent assets, liabilities and off-balance sheet instruments that are not marked-to-market through the income statement but are accounted for on an accrual basis or are marked-to-market through equity.

               The primary risk in both the trading and nontrading portfolios is to changes in interest rates. Exposures to movements in foreign exchange rates are predominantly in the trading portfolio. All locations use the U.S. dollar as their functional currency and, as a result, exposures to foreign exchange translation risk are immaterial to consolidated net income. Exposure to equity price movement is through holdings at the parent company and private equity investments in the capital markets line of business. The volatility of values in the equity portfolios is immaterial to net income. Estimating the amount of risk in either the trading or nontrading portfolios requires assumptions about the future. The nature of the assumptions causes all representations of risk to be estimates. These estimates will be different from actual results for many reasons, including but not limited to, changes in the growth of the overall economy which will impact volume growth in the company, changing credit spreads, market interest rates moving in patterns other than the patterns chosen for analysis, changes in customer preferences, changes in tactical and strategic plans and initiatives, and changes in Federal Reserve policy. Stress testing is performed on all market risk measurement analyses to help understand the relative sensitivity of key assumptions and thereby better understand the risk profile of the corporation.

Trading
Market Risk

               Trading market risk is the risk to net income from changes in the fair value of assets and liabilities and off-balance sheet instruments that are marked-to-market through the income statement. Trading portfolios are maintained to create value by servicing customer needs for investment and risk management products at competitive prices. The key trading portfolios by purpose are U. S. Treasury and government agencies, municipal bonds, residential mortgage-backed securities and money market instruments. The corporation enters into derivatives contracts and foreign currency exchange forward and option contracts to service customer needs and does not take material trading positions in either. The earnings risk due to changes in fair value in the trading portfolios is limited by the short-term holding periods of some of the portfolios, entering into offsetting trades with market counterparties, establishing and monitoring market risk limits by portfolio, and utilizing various hedging techniques. Risk appetite, policies, practices and procedures are established in the business units and approved by the relevant risk committees and Board of Directors to ensure that business objectives are met within a framework of prudent and sound risk management.

               A value-at-risk (VAR) methodology is used to gauge potential losses in various trading portfolios due to changes in interest rates. The VAR model is a statistical variance/covariance model that calculates an estimate of exposure to interest rate movements within a predetermined confidence level over a defined forward-looking time period. The VAR estimate represents the maximum expected loss in fair value of a trading portfolio over a one day time horizon, given a 99 percent confidence level. In other words, there is about a 1 percent chance, given historical volatility of interest rates, that a loss greater than the VAR estimate will occur by the end of the next day. The VAR estimate takes into account several variables that affect the value of the trading portfolio, including interest rates, security prices and their volatilities, and statistical correlations. The potential expected volatility of interest rates is calculated using a one-year history of market movements. These historical volatilities are exponentially weighted to give more weight to recent market movements.

               At September 30, 1999, the combined VAR exposure, given the above calculation parameters, was $435 thousand which represented .07 percent of the combined trading portfolio value of $658.625 million. The combined average VAR exposure for the third quarter of 1999 was $623 thousand which represented .13 percent of the combined average trading portfolio value of $475.068 million. These VAR numbers are for the combined U. S. Treasury and government agency, municipal bond, residential mortgage-backed securities and money market instrument trading portfolios.

Nontrading
Market Risk

               Nontrading market risk is the risk to net income from changes in interest rates on asset, liability and off-balance sheet portfolios other than trading portfolios. The risk is driven by potential mismatches resulting from timing differences in the repricing of assets, liabilities and off-balance sheet instruments, and potential exercise of explicit and embedded options. There also is net income risk from changes in market rate relationships known as basis risk. Treasury is charged with the responsibility of managing the nontrading market risk. Treasury includes asset/liability management and the management of discretionary securities and funding portfolios. The goal of Treasury is to maintain high quality and consistent growth in net income, while maintaining acceptable levels of risk to changes in interest rates, and acceptable levels of capital and liquidity. This goal is achieved by influencing the maturity and repricing characteristics of the various lending and deposit taking lines of business, by managing discretionary portfolios, and by utilizing off-balance sheet financial instruments.

               Treasury operates under the policies established by the Finance Committee of the Board of Directors and the guidance of the Management Finance Committee. Nontrading interest rate risk, liquidity, capital positions and discretionary on- and off-balance sheet activity are reviewed quarterly by the Finance Committee of the Board of Directors. Interim oversight of the function is provided through regular meetings of Treasury managers, the Treasurer and the Chief Financial Officer. Treasury personnel carry out day-to-day activity within approved risk management guidelines and strategies. The corporation uses a number of tools to measure nontrading interest rate risk, including simulating net income, monitoring the sensitivity of the net present value of the balance sheet, and monitoring the difference or gap between maturing or rate-sensitive assets and liabilities over various time periods.

               Management believes that nontrading interest rate risk is best measured by simulation modeling which calculates expected net income based on projected interest-earning assets, interest-bearing liabilities, off-balance sheet financial instruments, other income and other expense. The model projections are based upon historical trends and management's expectations of balance sheet growth patterns, spreads to market rates, historical market rate relationships, prepayment behavior, current and expected product offerings, sales activity, and expected exercise of explicit and embedded options. The Management Finance Committee regularly reviews the assumptions used in the model.

               The corporation monitors interest rate risk by measuring the potential change in 12 months of net income under eight standard interest rate scenarios. The scenarios are rolled forward by quarter up to four quarters in the future to view income sensitivity over any given 12-month period within the next 24 months. All of the scenarios are compared with a scenario where current market rates are held constant for the forecast period (i.e., the flat rate scenario). The scenarios are immediate shocks of the yield curve up and down 100 and 200 basis points and ramp scenarios for up and down 100 and 200 basis points occurring evenly across the next 12 months. Policy guidelines are approved by the

               Management Finance Committee and the Finance Committee of the Board of Directors. For simulation, which is a dynamic forward-looking analysis, the guidelines are focused on the 200 basis point ramp scenarios across 12 months. The policy guideline limit for net income simulation is a negative impact to net income of 7.5 percent for the up or down 200 basis point ramp scenarios when compared with the flat rate scenario. Management has generally maintained a risk position well within the policy guideline level. The model indicated a 200 basis point gradual rise in rates over the next 12 months would cause approximately a 2.00 percent increase in net income at September 30, 1999 versus a .23 percent decrease one year earlier. A gradual decrease of 200 basis points in rates over the next 12 months would cause approximately a 2.25 percent decrease in net income as of September 30, 1999 compared with a 1.08 percent decrease at September 30, 1998. The corporation runs additional scenarios beyond the standard shock and ramp scenarios, including yield curve steepening, flattening and inversion scenarios. Various sensitivity analyses are performed on a regular basis to segregate interest rate risk into separate components and understand the risk attributable to prepayments, caps and floors, and other options. Extensive assumptions testing is performed to understand the degree of impact from changing key assumptions such as the speed of prepayments, the interest rate elasticity of core deposit rates and faster- or slower-growing balance sheets.

               The corporation also utilizes a present value methodology to discern risk levels present in the balance sheet beyond the 24-month time horizon used in simulation analysis. The net present value methodology is a point in time analysis of the balance sheet not including new business volumes or management initiatives. All cash flows from earning assets, interest-bearing liabilities, noninterest-bearing deposits and off-balance sheet instruments are discounted to a present value. Assumptions are made to estimate the expected lives of indeterminate maturity assets and liabilities such as line of credit products and savings and checking accounts. Discount rates used in the analysis are based upon forward rates implied by the current yield curve with credit spreads added to discount current new business back to par value. As in simulation analysis, extensive assumptions testing is performed to understand the degree of impact from changing key assumptions. The policy guideline limit for present value of the balance sheet is a negative change in value of 10 percent for up or down shocks of 100 basis points to the beginning yield curve. As of September 30, 1999, Wachovia was within its policy limit.

Liquidity
Management

               To ensure the corporation is positioned to meet immediate and future cash demands, management relies on liquidity analysis, knowledge of business trends over past economic cycles and forecasts of future conditions. Liquidity is maintained through a strong balance sheet and operating performance that assures market acceptance as well as through policy guidelines which limit the level, maturity and concentration of noncore funding sources.

               Through its balance sheet, the corporation generates liquidity on the asset side by maintaining significant amounts of securities available-for-sale, which may be sold at any time, and by loans which may be securitized or sold. Additionally, the corporation generates cash through deposit growth, the issuance of bank notes, the availability of unused lines of credit and through other forms of debt and equity instruments.

               Through policy guidelines, the corporation limits net purchased funds to 50 percent of long-term assets, which include net loans and leases, securities with remaining maturities over one year and net foreclosed real estate. Policy guidelines insure against concentrations by maturity of noncore funding sources by limiting the cumulative percentage of purchased funds that mature overnight, within 30 days and within 90 days. Guidelines also require the monitoring of significant concentrations of funds by single sources and by type of borrowing category.

Nonperforming
Assets

               Nonperforming assets at September 30, 1999 were $238.280 million or .50 percent of loans and foreclosed property. The total was higher by $66.601 million or 38.8 percent from one year earlier and up $3.493 million or 1.5 percent from June 30, 1999. Increases from both periods reflected a rise in nonaccrual loans. In the second quarter of 1999, management noted a deterioration in certain commercial credits and moved them to nonaccrual status.

               Historically the most cyclical category of total nonperforming assets have been real estate related. Real estate nonperforming assets at September 30, 1999 were $100.920 million or .58 percent of real estate loans and foreclosed real estate compared with $127.110 million or .78 percent one year earlier and $105.167 million or .62 percent at June 30, 1999. Included in these totals were real estate nonperforming loans of $83.836 million at September 30, 1999 versus $105.042 million one year earlier and $84.975 million at the end of the second quarter.

               Commercial real estate nonperforming assets were $50.154 million or .51 percent of related loans and foreclosed real estate compared with $69.865 million or .80 percent at September 30, 1998 and $53.767 million or .56 percent at June 30, 1999. Commercial real estate nonperforming loans were $41.334 million versus $57.139 million at the end of the third quarter of 1998 and $41.277 million at June 30, 1999.


Nonperforming Assets and Contractually Past Due Loans              Table 12
--------------------------------------------------------------------------------
(thousands)

                                                                     Sept. 30     June 30     Mar. 31     Dec. 31    Sept. 30
                                                                         1999        1999        1999        1998        1998
                                                                     --------    --------    --------    --------    --------
Nonperforming assets:
 Cash-basis assets ...............................................   $214,594    $209,550    $144,763    $157,118    $144,654
 Restructured loans ..............................................         --          --        --          --          --
                                                                     --------    --------    --------    --------    --------
    Total nonperforming loans ....................................    214,594     209,550     144,763     157,118     144,654
 Foreclosed property:
  Foreclosed real estate .........................................     24,540      28,354      30,285      33,443      34,935
  Less valuation allowance .......................................      7,456       8,162       9,590      12,678      12,867
  Other foreclosed assets ........................................      6,602       5,045       4,998       3,420       4,957
                                                                     --------    --------    --------    --------    --------
    Total foreclosed property ....................................     23,686      25,237      25,693      24,185      27,025
                                                                     --------    --------    --------    --------    --------
    Total nonperforming assets ...................................   $238,280    $234,787    $170,456    $181,303    $171,679
                                                                     ========    ========    ========    ========    ========
 Nonperforming loans to period-end loans .........................        .45%        .43%        .31%        .34%        .32%
 Nonperforming assets to period-end loans and foreclosed
  property .......................................................        .50         .48         .37         .40         .38
 Period-end allowance for loan losses times nonperforming loans ..       2.58x       2.62x       3.79x       3.49x       3.79x
 Period-end allowance for loan losses times nonperforming assets .       2.32        2.34        3.22        3.02        3.19
Contractually past due loans -- accruing loans past due 90 days or
 more ............................................................   $106,755    $ 99,486    $137,116    $136,807    $119,034
                                                                     ========    ========    ========    ========    ========

Provision and
Allowance for
Loan Losses

               The provision for loan losses was $76.770 million for the third quarter and $231.931 million year to date, up $3.961 million or
               5.4 percent and $16.555 million or 7.7 percent, respectively, from year-earlier periods. Compared with the second quarter of 1999, the provision was higher by $2.245 million or 3 percent.

               The provision reflects management's assessment of the adequacy of the allowance for loan losses to absorb losses inherent in the loan portfolio due to credit deterioration or changes in risk profile. The assessment primarily considers allowance for loan loss levels relative to risk weightings assigned by management to loan types. The risk weightings are based on several factors, as appropriate, including historical credit loss experience, current economic conditions, the composition of the total loan portfolio -- including industry concentrations -- and assessments of individual credits within specific loan types. Because these factors are dynamic in nature, risk weightings for individual loans and loan types are subject to change and the provision for loan losses can fluctuate.

               Credit reviews are based primarily on analysis of borrowers' cash flows, with asset values considered only as a secondary source of repayment. Management's overall credit review process also assesses Year 2000 compliance by borrowers.

               Net loan losses for the quarter were $71.416 million or .61 percent of average loans, lower by $1.279 million or 1.8 percent from $72.695 million or .66 percent of loans a year earlier. Year to date, net loan losses totaled $226.068 million or .64 percent of loans, an increase of $11.042 million or 5.1 percent from $215.026 million or .65 percent of loans in 1998. Net loan losses decreased $2.910 million or 3.9 percent from the second quarter of 1999. Excluding credit cards, net loan losses were $25.458 million or .24 percent of loans for the quarter and $52.060 million or .17 percent year to date, compared with $11.174 million or .12 percent and $25.638 million or .09 percent, respectively, in 1998 and $13.325 million or .13 percent in the second quarter of 1999.

               Comparisons of net loan losses between 1999 and 1998 periods are impacted by the securitization of $896 million of credit card receivables in March 1999 and $500 million in late September, which removed these receivables from the balance sheet. Losses on securitized receivables are not recognized with losses for loans on the balance sheet but are deducted from net interest payments, with the excess in cash payments recorded as securitization fee income. In September, the corporation modified its charge-off policy on revolving consumer credit loans from 120 days delinquent to 150 days delinquent to conform with industry peer practices.

               Credit card net charge-offs were $45.958 million or 3.76 percent of average credit card loans for the quarter and $174.008 million or 4.44 percent year to date, lower by $15.563 million or 25.3 percent and $15.380 million or 8.1 percent, respectively, from the same periods in 1998 due principally to card securitizations. Commercial loan net losses were $14.491 million for the three months and $24.322 million for the nine months, up $11.407 million and $18.495 million, respectively, from year-earlier periods. Real estate loans had net charge-offs totaling $2.881 million for the third quarter and $3.081 million year to date compared with net recoveries of $959 thousand and $5.231 million, respectively, in 1998.

               Selected data on the corporation's managed credit card portfolio, which includes securitized loans, appears in the following table.


Managed Credit Card Data                                           Table 13
--------------------------------------------------------------------------------
(thousands)

                                                  1999
                                --------------------------------------
                                     Third        Second         First
                                   Quarter       Quarter       Quarter
                                ----------    ----------    ----------
Average credit card loans ...   $6,343,811    $6,327,848    $6,430,397
Period-end loans ............    6,371,927     6,340,473     6,350,625
Net loan losses .............       59,261        70,563        69,632
Annualized net loan losses to
 average loans ..............         3.74%         4.46%         4.33%
Delinquencies (30 days or
 more) to period-end loans ..         3.35          2.79          3.02



(thousands)
                                          1998                  Nine Months Ended
                                ------------------------           September 30
                                    Fourth         Third    ------------------------
                                   Quarter       Quarter          1999          1998
                                ----------    ----------    ----------    ----------
Average credit card loans ...   $6,328,905    $6,092,515    $6,367,035    $6,131,304
Period-end loans ............    6,549,350     6,273,009     6,371,927     6,273,009
Net loan losses .............       72,997        66,324       199,456       203,711
Annualized net loan losses to
 average loans ..............         4.61%         4.35%         4.18%         4.43%
Delinquencies (30 days or
 more) to period-end loans ..         3.30          3.11          3.35          3.11

               At September 30, 1999, the allowance for loan losses was $553.894 million, representing 1.16 percent of period-end loans and 258 percent of nonperforming loans compared with $547.686 million,
               1.20 percent and 379 percent, respectively, one year earlier. The allowance for loan losses at June 30, 1999 was $548.540 million or 1.13 percent of loans and 262 percent of nonperforming loans.

Allowance for Loan Losses                                          Table 14
--------------------------------------------------------------------------------
(thousands)

                                                                 1999
                                                -------------------------------------
                                                      Third      Second         First
                                                    Quarter     Quarter       Quarter
                                                -----------    --------     ---------
Summary of Transactions
Balance at beginning of period ................   $ 548,540    $548,302     $ 547,992
Additions from acquisitions ...................        ----          39          ----
Provision for loan losses .....................      76,770      74,525        80,636
Deduct net loan losses:
 Loans charged off:
  Commercial ..................................      15,509       7,592         5,862
  Credit card .................................      54,925      69,619        74,094
  Other revolving credit ......................       2,305       3,126         2,889
  Other retail ................................       8,561       7,888         8,910
  Real estate .................................       4,005       1,397         1,488
  Lease financing .............................         855         585           592
  Foreign .....................................        ----        ----          ----
                                                -----------    --------     ---------
    Total .....................................      86,160      90,207        93,835
 Recoveries:
  Commercial ..................................       1,018       1,667         1,956
  Credit card .................................       8,967       8,618         7,045
  Other revolving credit ......................         774         828           707
  Other retail ................................       2,674       2,718         2,813
  Real estate .................................       1,124       1,836           849
  Lease financing .............................         187         214           139
  Foreign .....................................        ----        ----          ----
                                                -----------    --------     ---------
    Total .....................................      14,744      15,881        13,509
                                                -----------    --------     ---------
 Net loan losses ..............................      71,416      74,326        80,326
                                                -----------    --------     ---------
Balance at end of period ......................   $ 553,894    $548,540     $ 548,302
                                                ===========    ========     =========
Net Loan Losses (Recoveries) by
 Category
Commercial ....................................   $  14,491    $  5,925     $   3,906
Credit card ...................................      45,958      61,001        67,049
Other revolving credit ........................       1,531       2,298         2,182
Other retail ..................................       5,887       5,170         6,097
Real estate ...................................       2,881        (439)          639
Lease financing ...............................         668         371           453
Foreign .......................................        ----        ----          ----
                                                -----------    --------     ---------
    Total .....................................   $  71,416    $ 74,326     $  80,326
                                                ===========    ========     =========
Net loan losses -- excluding credit cards .....   $  25,458    $ 13,325     $  13,277
Annualized Net Loan Losses
 (Recoveries) to Average Loans
 by Category
Commercial ....................................         .36%        .14%          .10%
Credit card ...................................        3.76        4.95          4.58
Other revolving credit ........................        1.02        1.61          1.60
Other retail ..................................         .51         .47           .56
Real estate ...................................         .07        (.01)          .02
Lease financing ...............................         .11         .07           .09
Foreign .......................................        ----        ----          ----
Total loans ...................................         .61         .63           .69
Total loans -- excluding credit cards .........         .24         .13           .13
Period-end allowance to outstanding loans .....        1.16        1.13          1.18



                                                          1998               Nine Months Ended
                                                -----------------------        September 30
                                                     Fourth       Third   -----------------------
                                                    Quarter     Quarter          1999        1998
                                                -----------    --------   -----------    --------
Summary of Transactions
Balance at beginning of period ................   $ 547,686    $547,572     $ 547,992    $544,723
Additions from acquisitions ...................        ----        ----            39       2,613
Provision for loan losses .....................      84,104      72,809       231,931     215,376
Deduct net loan losses:
 Loans charged off:
  Commercial ..................................       7,365       4,601        28,963      10,515
  Credit card .................................      75,401      69,043       198,638     211,119
  Other revolving credit ......................       3,050       2,736         8,320       7,752
  Other retail ................................       9,851       8,515        25,359      25,527
  Real estate .................................       2,407         264         6,890       2,107
  Lease financing .............................         701         782         2,032       2,394
  Foreign .....................................        ----        ----          ----        ----
                                                -----------    --------   -----------    --------
    Total .....................................      98,775      85,941       270,202     259,414
 Recoveries:
  Commercial ..................................       1,979       1,517         4,641       4,688
  Credit card .................................       7,073       7,522        24,630      21,731
  Other revolving credit ......................         641         610         2,309       1,930
  Other retail ................................       3,167       2,242         8,205       8,327
  Real estate .................................       2,001       1,223         3,809       7,338
  Lease financing .............................         116         132           540         374
  Foreign .....................................        ----        ----          ----        ----
                                                -----------    --------   -----------    --------
    Total .....................................      14,977      13,246        44,134      44,388
                                                -----------    --------   -----------    --------
 Net loan losses ..............................      83,798      72,695       226,068     215,026
                                                -----------    --------   -----------    --------
Balance at end of period ......................   $ 547,992    $547,686     $ 553,894    $547,686
                                                ===========    ========   ===========    ========
Net Loan Losses (Recoveries) by
 Category
Commercial ....................................   $   5,386    $  3,084     $  24,322    $  5,827
Credit card ...................................      68,328      61,521       174,008     189,388
Other revolving credit ........................       2,409       2,126         6,011       5,822
Other retail ..................................       6,684       6,273        17,154      17,200
Real estate ...................................         406        (959)        3,081      (5,231)
Lease financing ...............................         585         650         1,492       2,020
Foreign .......................................        ----        ----          ----        ----
                                                -----------    --------   -----------    --------
    Total .....................................   $  83,798    $ 72,695     $ 226,068    $215,026
                                                ===========    ========   ===========    ========
Net loan losses -- excluding credit cards .....   $  15,470    $ 11,174     $  52,060    $ 25,638
Annualized Net Loan Losses
 (Recoveries) to Average Loans
 by Category
Commercial ....................................         .13%        .08%          .20%        .05%
Credit card ...................................        4.69        4.40          4.44        4.49
Other revolving credit ........................        1.84        1.67          1.40        1.59
Other retail ..................................         .62         .60           .51         .55
Real estate ...................................         .01        (.02)          .02        (.04)
Lease financing ...............................         .13         .16           .09         .20
Foreign .......................................        ----        ----          ----        ----
Total loans ...................................         .73         .66           .64         .65
Total loans -- excluding credit cards .........         .15         .12           .17         .09
Period-end allowance to outstanding loans .....        1.20        1.20          1.16        1.20

Noninterest Income
               Total other operating revenue, which excludes securities sales, increased $122.300 million or 39.4 percent for the third quarter of 1999 from a year earlier and was up $261.347 million or 28.7 percent for the nine months. Gains reflected business expansion in addition to the impact of purchase acquisitions completed in the second and third quarters of 1999. Growth in both periods was led by investment fees, credit card income, deposit account services and trust fees.

               Total other operating revenue included gains in the third quarter of $9.934 million from the sale of loans in the September credit card securitization and $7.554 million from branch sales. Year to date, total other operating revenue included gains of $34.513 million from credit card securitizations and the third quarter sale of branches versus gains of $17.155 million in 1998 from branch sales, all of which occurred in the first quarter. The gains on the sale of loans from credit card securitizations are amortized over the expected average life of the receivables, reducing noninterest income in future periods.

               Excluding gains from branch sales and credit card securitizations and additions from purchase acquisitions, total other operating revenue rose approximately 11 percent for both the third quarter and nine months, respectively, and was up approximately 3 percent from the second quarter of 1999. For the full year of 1999, management estimates total other operating revenue will increase 10 to 12 percent, excluding additions from purchase acquisitions, based on expected growth trends largely in financial advisory services, technology-based banking, credit cards and capital markets income.

               Investment fees rose $54.367 million for the third quarter from a year earlier and were higher by $110.217 million for the nine months, principally due to additions from purchase acquisitions. Increases occurred primarily in brokerage commission income, portfolio management fees and fees from customer mutual fund investments.

               Credit card income was higher by $27.474 million or 63.4 percent for the third period and $65.264 million or 52.2 percent year to date. Servicing fees and income recognized on securitized loans, including gains from the sale of loans, principally accounted for the rise in both periods. Excluding the gains from the sale of loans, credit card income was up approximately 40 percent for the quarter and 31 percent year to date.

               Deposit account service charges grew $9.921 million or 11.7 percent and $24.991 million or 10.1 percent for the three and nine months, respectively. Higher levels of commercial analysis fees and overdraft charges primarily drove the increases.

               Trust service fees rose $8.881 million or 17.4 percent for the quarter and $18.069 million or 12.4 percent year to date. Growth occurred primarily in employee benefits services and in fees associated with the Wachovia Funds, the corporation's proprietary mutual funds. In September, the corporation announced an agreement to sell its master trust and institutional custody business. The transaction will enable the corporation to focus more fully on asset management and consulting related services. The sale closed September 30.

               Capital markets income expanded $4.289 million or 11.4 percent for the three months and $27.767 million or 29.5 percent for the nine months. Higher trading account profits from activities of Interstate/Johnson Lane acquired in the second quarter of 1999 principally drove the gains in both periods. On April 1, the broker-dealer subsidiary of Interstate/Johnson Lane Inc. was merged into Wachovia's Section 20 capital markets subsidiary to form Wachovia Securities Inc. The expanded Section 20 subsidiary consists of a retail brokerage division -- IJL Wachovia -- and an institutional business division -- Wachovia Capital Markets -- with full Tier I and Tier II powers to underwrite and deal in all types of corporate debt and equities.

               Electronic banking revenue rose $3.861 million or 19.9 percent for the third period of 1999 and $9.812 million or 18 percent year to date, driven by increases in debit card interchange income and ATM usage.

Noninterest Income                                                 Table 15
--------------------------------------------------------------------------------
(thousands)

                                                             1999                         1998            Nine Months Ended
                                             ---------------------------------   ---------------------        September 30
                                                Third       Second      First       Fourth      Third   -----------------------
                                               Quarter     Quarter     Quarter     Quarter     Quarter        1999        1998
                                             ---------    --------    --------   ---------    --------  -----------   ---------
Service charges on deposit accounts ........  $ 94,595    $ 91,454    $ 86,955    $ 86,967    $ 84,674   $  273,004    $248,013
Fees for trust services ....................    60,066      54,907      49,136      53,909      51,185      164,109     146,040
Credit card income -- net of interchange
 payments ..................................    70,786      58,110      61,301      46,194      43,312      190,197     124,933
Investment fees ............................    69,364      69,877      17,362      15,170      14,997      156,603      46,386
Capital markets income .....................    41,914      41,780      38,112      36,044      37,625      121,806      94,039
Electronic banking .........................    23,310      22,558      18,455      19,746      19,449       64,323      54,511
Mortgage fees ..............................     7,378       9,863      10,966      13,472      12,251       28,207      31,457
Bankers' acceptance and letter of credit
 fees ......................................    11,688      11,563      10,342       9,909       9,745       33,593      29,116
Other service charges and fees .............    19,494      18,153      15,526      13,473      13,608       53,173      41,253
Other income ...............................    34,246      26,279      25,114      23,928      23,695       85,639      93,559
                                             ---------    --------    --------   ---------    --------  -----------   ---------
    Total other operating revenue ..........   432,841     404,544     333,269     318,812     310,541    1,170,654     909,307
Securities gains ...........................       147      10,453         234       7,407       6,886       10,834      13,035
                                             ---------    --------    --------   ---------    --------  -----------   ---------
    Total ..................................  $432,988    $414,997    $333,503    $326,219    $317,427   $1,181,488    $922,342
                                             =========    ========    ========   =========    ========  ===========   =========


               Mortgage fees decreased $4.873 million or 39.8 percent for the quarter and $3.250 million or 10.3 percent for the nine months. Declines primarily reflected reduced sales of servicing rights on fixed-rate mortgages due to lower business volumes. Rising interest rates resulted in a shift toward adjustable rate mortgages, which are retained on the balance sheet and not sold. Rising interest rates also slowed refinancing activity, resulting in lower origination fees. Remaining combined categories of total other operating revenue excluding gains from branch sales were higher by $10.826 million or 23 percent for the three months and $18.078 million or 12.3 percent for the nine months.

               Including gains from securities sales, total noninterest income rose $115.561 million or 36.4 percent for the third quarter and $259.146 million or 28.1 percent for the nine months. Securities sales, primarily equities, resulted in net gains of $147 thousand for the quarter and $10.834 million year to date versus $6.886 million and $13.035 million, respectively, in 1998.

Noninterest
Expense

               Total noninterest expense for the quarter was up $84.789 million or 17.2 percent year over year and was higher by $146.361 million or 9.7 percent year to date. Comparisons between 1999 and 1998 periods are impacted by the addition of purchase acquisitions effective from their respective completion dates in 1999 and by merger-related expenses in both years. Merger-related expenses were $5.293 million for the third period and $13.640 million for the first nine months of 1999 versus $11.934 million and $78.351 million, respectively, in 1998. Excluding merger-related expenses and the addition of purchase acquisitions, total noninterest expense rose approximately 5 percent both for the third quarter and nine months and was flat with the second quarter. Merger-related expenses of $4 million to $6 million are expected to be recognized in the fourth quarter of 1999. For the full year of 1999, total noninterest expense is expected to increase approximately 4 to 5 percent, excluding the impact of purchase acquisitions and merger-related expenses. Expense growth for the full year is expected to moderate from 1998's level primarily in the area of salaries.

Noninterest Expense                                                Table 16
--------------------------------------------------------------------------------
(thousands)

                                                      1999                               1998                  NineMonths Ended
                                      -------------------------------------   ------------------------           September 30
                                           Third       Second         First       Fourth         Third   --------------------------
                                         Quarter      Quarter       Quarter      Quarter       Quarter          1999           1998
                                      ----------   ----------    ----------   ----------    ----------   -----------    -----------
Salaries ............................ $  266,488   $  259,733    $  218,115   $  221,019    $  221,242   $   744,336    $   653,731
Employee benefits ...................     50,572       48,019        53,071       48,922        42,040       151,662        131,681
                                      ----------   ----------    ----------   ----------    ----------   -----------    -----------
    Total personnel expense .........    317,060      307,752       271,186      269,941       263,282       895,998        785,412
Net occupancy expense ...............     38,955       38,908        34,933       35,838        34,896       112,796        102,798
Equipment expense ...................     49,081       49,714        46,842       40,790        37,917       145,637        112,217
Postage and delivery ................     13,700       13,670        14,128       12,962        13,373        41,498         40,019
Outside data processing, programming
 and software .......................     26,385       25,561        23,457       18,863        17,777        75,403         45,587
Stationery and supplies .............      9,262        8,598         8,809        9,339        10,689        26,669         25,428
Advertising and sales promotion .....     15,745       16,682        11,837       12,782        17,147        44,264         57,440
Professional services ...............     18,619       19,351        14,024       15,311        14,929        51,994         40,755
Travel and business promotion .......      9,138        8,749         5,951        7,521         7,656        23,838         21,733
Telecommunications ..................     13,915       15,978        13,394       12,644        14,570        43,287         41,823
Amortization of intangible assets ...     13,156       12,230        10,953       10,908         9,840        36,339         28,183
Foreclosed property expense -- net of
 income .............................       (470)         301           (82)         517          (164)         (251)            54
Merger-related charges ..............      5,293        8,347          --          6,961        11,934        13,640         78,351
Other expense .......................     47,353       54,776        36,766       38,309        38,557       138,895        123,846
                                      ----------   ----------    ----------   ----------    ----------   -----------    -----------
    Total ........................... $  577,192   $  580,617    $  492,198   $  492,686    $  492,403   $ 1,650,007    $ 1,503,646
                                      ==========   ==========    ==========   ==========    ==========   ===========    ===========
Overhead ratio* .....................       54.5%        56.3%         51.7%        52.4%         54.0%         54.2%          56.0%
Overhead ratio without merger-related
 charges ............................       54.0         55.5          51.7         51.7          52.7          53.8           53.1

* Noninterest expense as a percentage of taxable equivalent net interest income and total other operating revenue.


               Total personnel expense increased $53.778 million or 20.4 percent for the three months and $110.586 million or 14.1 percent for the nine months. Compensation expense was up $45.246 million or 20.5 percent for the quarter and $90.605 million or 13.9 percent year to date, reflecting an expanded employee base from acquisitions and greater incentive pay for revenue-generating businesses. Employee benefits expense rose $8.532 million or 20.3 percent for the three months and $19.981 million or 15.2 percent for the nine months, due to higher costs for medical and retirement profit sharing plans. Full-time equivalent employees totaled 21,722 at September 30, 1999 compared with 21,248 one year earlier.

               Combined net occupancy and equipment expense was up $15.223 million or 20.9 percent and $43.418 million or 20.2 percent for the quarter and year to date, respectively. Increases occurred primarily in building and equipment depreciation and in amortization for technology investments.

               Remaining combined categories of noninterest expense excluding merger-related expenses rose $22.429 million or 15.5 percent for the three months and $57.068 million or 13.4 percent for the nine months. Outside data processing, programming and software expense was up $8.608 million or 48.4 percent for the quarter and $29.816 million or 65.4 percent year to date, largely due to increased software maintenance and amortization expenses related to technology investments. Professional services expense was higher by $3.690 million or 24.7 percent and $11.239 million or
               27.6 percent for the three and nine months, respectively, driven primarily by ongoing work for business strategies. Amortization expense for intangible assets rose $3.316 million or 33.7 percent for the third period and $8.156 million or 28.9 percent year to date, reflecting higher intangible assets from purchase acquisitions.

Year 2000

               The change in date to the year 2000 from 1999 will cause data recognition problems in computers, software and facility operations dependent on computer chip devices due to programming standards that historically limited data date fields to two digits. In late 1995, the corporation initiated a formal evaluation of Year 2000 issues, establishing in the early months of 1996 a full-time project team to assess and address both internal and external risks associated with the change in date event. The project team established a Year 2000 readiness plan consisting of five phases: problem awareness; identification of affected systems, functions and facilities; conversion or replacement of identified areas to Year 2000 compliant standards; testing; and implementation. As of June 30, 1999, all five phases had been completed.

               The corporation's readiness plan encompasses both information technology systems and computer chip embedded functions, such as those operating facilities including elevators, security systems and building heating and cooling. In 1996, the corporation completed the awareness and identification phases for its own systems and functions and has extended and completed the processes for businesses acquired subsequent to 1996. Conversion, testing and implementation of information technology systems began in 1997 and were finished by the end of the second quarter of 1999. For business entities that merged with the corporation principally in the third quarter of 1999, conversion, testing and implementation of mission-critical information technology systems were completed in the third quarter of 1999 with all Year 2000 readiness preparations scheduled to be completed by year-end 1999. To ensure the widest degree of systems preparedness, management elected to convert all of the corporation's information technology systems to Year 2000 compliant standards, not limiting the process to mission critical systems required under regulatory guidelines. Testing was done in both a 21st and 20th century date environment, and systems were implemented back into production as they were tested to permit greater flexibility in the event of future system flaws or failures. For computer chip embedded functions, the corporation replaced and tested noncompliant functions essential to business operations.

               The corporation also has worked to assess and address Year 2000 readiness on the part of external entities, particularly critical vendors and significant credit customers. Identification and monitoring of external entities began in 1996 and included surveys with follow-up reviews and contacts. Substantially all of the corporation's vendors responded to management's surveys regarding Year 2000 readiness and indicated that they are compliant as of June 30, 1999. During the third quarter, all remaining vendors identified as mission critical or critical had indicated that they are Year 2000 ready. The project team is continuing to monitor the status of its vendors and large corporate borrowers identified as potentially at risk. The corporation began external entity testing in 1998 and substantially completed testing by June 30, 1999. During the third quarter, testing was completed with the remaining external entity.

               Management estimates that total Year 2000 project costs will be approximately $88 million, with $82 million having been spent through September 30, 1999 including $5 million in the third quarter of 1999 and $16 million through the first nine months of the year. The projected total cost is up from $80 million estimated at year-end 1998, reflecting additional expenses expected primarily for customer communication and preparation refinements. During the third quarter of 1999, preparation refinements included clean management testing to ensure converted and implemented systems remain ready and a date change event management exercise designed to test responsiveness to simulated Year 2000 issues. The corporation's remaining Year 2000 project costs are not expected to have a material impact on Wachovia's results of operations, liquidity or capital resources.

               The corporation faces a number of risks related to the year 2000 date change event, including project management risks, legal risks and financial risks. Project management risks refer primarily to the failure to adequately assess Year 2000 planning and resource needs, resulting in under- or over-allotment of resources assigned to complete the project work, missed deadlines and estimation errors. Legal risks include the failure to meet contractual service agreements, leading to possible punitive actions including those of a regulatory nature. Financial risks concern the possibility of lost revenues, asset quality deterioration or even business failure. The corporation conducted a project management risk assessment in early 1997 and continues to review and monitor its legal and financial risks.

               Management of the date change event entails additional risks separate from those of project management. Major risks associated with the date change event include a shutdown of voice and data communication systems due to failure by switching systems, satellites or telephone companies; excessive cash withdrawal activity; cash couriers delayed or not available; ATM failures; problems with international accounts or offices, including inaccurate or delayed information or inaccessibility to account data; and government offices or facilities not opening or operating.

               The corporation has identified 60 risks associated with the date change event and has completed development of formal contingency plans for each major risk. Management views contingency planning as part of an overall strategy for managing the date change event and post-event risks and considers preimplementation mitigating actions as critical components to successful contingency planning. In the event of a voice and data communication system shutdown, contingency plans include deploying cellular and field phones to communicate between established command posts. To reduce expected cash withdrawal demands while simultaneously preparing for higher fund withdrawal activity, the corporation is sponsoring public awareness programs on appropriate cash reserve levels, applying for increased borrowing limits from the Federal Reserve and broadening its regular liquidity management reviews. Standing agreements with cash courier services are being reviewed to identify and resolve potential courier service problems prior to the date change event.

               To minimize ATM failures, the corporation has upgraded its entire network of ATMs, including their primary and backup computer processors. Alternate cash access plans include using existing communication channels to direct customers to working ATMs in the event of localized ATM failures and extending branch office hours where needed. To reduce potential problems in international offices, the corporation converted and tested the information systems of its Sao Paulo, Brazil, and London, England, offices. Separate contingency plans have been developed by each foreign office to assist independent operations. In addition to its contingency planning, management has mapped all information systems to its core business processes as part of its preimplementation mitigating action plan. This will enable the corporation to identify affected business processes should data information problems occur during the changeover to calendar year 2000 and in the time period immediately following.


               The corporation believes the actions it is taking should reduce the risks posed by Year 2000 challenges to its own systems. Management recognizes, however, that unforeseen circumstances could arise both within its own systems and with the systems of external entities and can give no assurances that, if such circumstances arose, they would not adversely affect the corporation's Year 2000 compliance efforts. Further, management cannot determine the impact that any adverse effect might have on the corporation's operations, financial position or cash flows.

Euro Conversion
               On January 1, 1999, eleven member countries of the European Union established the Euro as their common legal currency and established a fixed conversion rate between their current sovereign currencies and the Euro. From January 1, 1999 through the end of 2001, corporations and individuals may transact business in either the Euro or the functional currency of each member nation. Management has a risk assessment committee that has been examining the risks associated with the Euro conversion such as the adequacy of information technology systems, currency risk and the competitive impact of cross-border price transparency. During this interim period, the corporation is operating parallel accounts in both the Euro and the respective national currency in order to more effectively process transactions. Management does not expect the impact of the Euro conversion to have a material adverse impact on the corporation's financial condition or results of operations.

Income Taxes
               Applicable income taxes for the third quarter of 1999 increased $24.348 million or 21.3 percent year over year and were higher by $81.449 million or 26.1 percent year to date. The corporation's effective tax rate has risen as a result of a decrease in tax-exempt income as well as an increase in nondeductible amortization associated with purchase business combinations. Income taxes computed at the statutory rate are reduced primarily by the assumed tax effect of interest income earned on state and municipal loans and debt securities. Also, within certain limitations, one-half of the interest income earned on qualifying employee stock ownership plan loans is exempt from federal taxes. The interest earned on certain state and municipal debt instruments is exempt from federal taxes and in some cases state taxes. The tax-exempt nature of these assets provides both an attractive return for the corporation and substantial interest savings for local governments and their constituents.


Income Taxes                                                       Table 17
--------------------------------------------------------------------------------
(thousands)

                                                                  Three Months Ended       Nine Months Ended
                                                                     September 30             September 30
                                                                ----------------------  ------------------------
                                                                      1999        1998         1999         1998
                                                                ----------  ----------  -----------    ---------
Income before income taxes ....................................  $ 396,131   $ 341,651   $1,141,733    $ 944,603
                                                                ==========  ==========  ===========   ==========
Federal income taxes at statutory rate ........................  $ 138,646   $ 119,578   $  399,607    $ 330,611
State and local income taxes -- net of federal benefit ........      7,791       7,269       23,413       12,936
Effect of tax-exempt securities interest and other income .....    (12,944)    (13,210)     (35,022)     (38,736)
Other items ...................................................      5,139         647        5,450        7,188
                                                                ----------  ----------  -----------   ----------
    Total tax expense .........................................  $ 138,632   $ 114,284   $  393,448    $ 311,999
                                                                ==========  ==========  ===========   ==========
Current:
 Federal ......................................................  $  38,950   $  23,793   $   81,600    $ 120,209
 Foreign ......................................................        492          88          989          449
 State and local ..............................................      8,153       5,472       21,225       11,270
                                                                ----------  ----------  -----------   ----------
    Total .....................................................     47,595      29,353      103,814      131,928
Deferred:
 Federal ......................................................     87,201      79,221      274,837      171,441
 State and local ..............................................      3,836       5,710       14,797        8,630
                                                                ----------  ----------  -----------   ----------
    Total .....................................................     91,037      84,931      289,634      180,071
                                                                ----------  ----------  -----------   ----------
    Total tax expense .........................................  $ 138,632   $ 114,284   $  393,448    $ 311,999
                                                                ==========  ==========  ===========   ==========

New Accounting
Standards

               In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FASB 133). FASB 133 establishes new accounting and reporting requirements for derivative instruments embedded in other contracts and hedging activities. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the statement of condition. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Adoption of the standard is required for the corporation's December 31, 2001 financial statements with early adoption allowed as of the beginning of any quarter after June 30, 1998. Management is in the process of assessing the impact and plans to adopt the standard effective January 1, 2001. Adoption is not expected to result in a material financial impact.

               Financial Condition and Capital Ratios


               Total assets at September 30, 1999 were $65.806 billion, with $58.542 billion of interest-earning assets including $47.625 billion of loans. Comparable amounts one year earlier were $65.574 billion of assets and $58.164 billion of interest-earning assets, including $45.629 billion of loans. At June 30, 1999, total assets were $67.013 billion, interest-earning assets were $59.739 billion and loans were $48.428 billion. The decrease in total assets from June 30, 1999 reflected securitization of credit cards and management's decision to reduce lower yielding discretionary loans.

               Deposits at the end of the third quarter of 1999 were $39.709 billion, including $31.383 billion of interest-bearing deposits, representing 79 percent of the total. Deposits one year earlier were $38.807 billion with interest-bearing deposits of $31.072 billion or 80.1 percent of the total, and at June 30, 1999, deposits were $40.816 billion, including $32.245 billion of interest-bearing deposits or 79 percent of the total. During the third quarter of 1999, the corporation sold selected bank branch offices in Virginia, reducing deposits by $130 million at September 30, 1999.

               Shareholders' equity at September 30, 1999 was $5.628 billion, up $398.892 million or 7.6 percent from $5.229 billion one year earlier. Included in shareholders' equity at the end of the third quarter of 1999 was $28.994 million, net of tax, of unrealized losses on securities available-for-sale compared with unrealized gains of $131.325 million, net of tax, one year earlier.

               The corporation repurchased a total of 1,965,000 shares of its common stock during the third quarter of 1999 at an average price of $79.738 per share for a total cost of $156.684 million. Included in the total were 592,989 shares repurchased in the quarter to offset shares issued for the purchase acquisitions of OFFITBANK Holdings and Barry, Evans, Josephs & Snipes. Additional shares also were repurchased for this purpose in the second quarter. The corporation can repurchase up to 12 million shares of its common stock under a June 23, 1998 authorization effective through January 28, 2000. As of September 30, 1999, a total of 6,014,211 shares had been repurchased under the June 23, 1998 authorization. Management will continue to work within the guidelines of its share repurchase authorization while assessing the best deployment of the corporation's capital.

               At its October 22, 1999 meeting, the corporation's Board of Directors declared a fourth quarter dividend of $.54 per share, payable December 1 to shareholders of record as of November 4. The dividend is higher by 10.2 percent from $.49 per share paid in the same quarter of 1998. For the full year, the dividend will total $2.06 per share, up 10.8 percent from $1.86 per share in 1998.

               Intangible assets at September 30, 1999 totaled $960.931 million, consisting of $831.667 million of goodwill, $83.320 million of deposit base intangibles, $35.609 million of purchased credit card premiums, $9.899 million of mortgage servicing rights and $436 thousand of other intangibles. The combined acquisitions of OFFITBANK Holdings and Barry, Evans, Josephs & Snipes in September 1999 added approximately $185 million of goodwill. Intangible assets at the end of the third quarter of 1998 were $688.018 million, with $537.398 million of goodwill, $97.308 million of deposit base intangibles, $42.079 million of purchased credit card premiums, $10.906 million of mortgage servicing rights and $327 thousand of other intangibles.

               Regulatory agencies divide capital into Tier I (consisting of shareholders' equity and certain cumulative preferred stock instruments less ineligible intangible assets) and Tier II (consisting of the allowable portion of the reserve for loan losses and certain long-term debt) and measure capital adequacy by applying both capital levels to a banking company's risk-adjusted assets and off-balance sheet items. Regulatory requirements presently specify that Tier I capital should exclude the unrealized gain or loss, net of tax, on securities available-for-sale. In addition to these capital ratios, regulatory agencies have established a Tier I leverage ratio which measures Tier I capital to average assets less ineligible intangible assets.

               Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8 percent with at least one-half consisting of tangible common shareholders' equity and a minimum Tier I leverage ratio of 3 percent. Banks, which meet or exceed a Tier I ratio of 6 percent, a total capital ratio of 10 percent and a Tier I leverage ratio of 5 percent are considered well capitalized by regulatory standards. It is the policy of the corporation that it and its banking subsidiaries be well capitalized at all times.

               At September 30, 1999, the corporation's Tier I to risk-adjusted assets ratio was 7.73 percent and total capital to risk-adjusted assets was 11.37 percent. The Tier I leverage ratio was 8.93 percent. Capital securities included in the capital ratios were $996.650 million and $996.274 million at September 30, 1999 and 1998, respectively.


Capital Components and Ratios                                      Table 18
--------------------------------------------------------------------------------
(thousands)

                                                                     1999                                    1998
                                             -----------------------------------------------   -----------------------------
                                                      Third           Second           First          Fourth           Third
                                                    Quarter          Quarter         Quarter         Quarter         Quarter
                                             --------------     ------------     -----------   -------------     -----------
Tier I capital:
 Common shareholders' equity ...............   $  5,628,083     $  5,426,717     $ 5,431,939     $ 5,338,232     $ 5,229,191
 Trust capital securities ..................        996,650          996,556         996,462         996,368         996,274
 Less ineligible intangible assets .........        944,304          772,696         657,717         666,672         665,408
 Unrealized losses (gains) on securities
  available-for-sale -- net of tax .........         27,600            9,618         (60,642)        (82,440)       (131,325)
                                             --------------     ------------     -----------   -------------     -----------
    Total Tier I capital ...................      5,708,029        5,660,195       5,710,042       5,585,488       5,428,732
Tier II capital:
 Allowable allowance for loan losses .......        553,894          548,540         548,302         547,992         547,686
 Allowable long-term debt ..................      2,137,158        2,136,952       2,191,701       1,794,148       1,486,537
                                             --------------     ------------     -----------   -------------     -----------
    Tier II capital additions ..............      2,691,052        2,685,492       2,740,003       2,342,140       2,034,223
                                             --------------     ------------     -----------   -------------     -----------
    Total capital ..........................   $  8,399,081     $  8,345,687     $ 8,450,045     $ 7,927,628     $ 7,462,955
                                             ==============     ============     ===========   =============     ===========
Risk-adjusted assets .......................   $ 73,870,211     $ 74,897,805     $73,871,880     $69,928,737     $72,924,472
Quarterly average assets* ..................   $ 63,916,969     $ 64,611,973     $63,631,476     $64,454,538     $62,630,533
Risk-based capital ratios:
 Tier I capital ............................           7.73%            7.56%           7.73%           7.99%           7.44%
 Total capital .............................          11.37            11.14           11.44           11.34           10.23
Tier I leverage ratio ......................           8.93             8.76            8.97            8.67            8.67

* Excludes ineligible intangible assets and average unrealized gains (losses) on securities available-for-sale, net of tax.

Consolidated Statements of Condition
--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries






                                                                              September 30   December 31    September 30
                                                                                      1999          1998            1998
                                                                              ------------   -----------    ------------
Assets
Cash and due from banks ..................................................... $ 2,984,574    $ 3,800,265    $ 2,967,037
Interest-bearing bank balances ..............................................     128,605        109,983        156,518
Federal funds sold and securities purchased under resale agreements .........     532,681        675,470        610,500
Trading account assets ......................................................     970,027        664,812      1,172,683
Securities available-for-sale ...............................................   8,014,376      7,983,648      9,075,416
Securities held-to-maturity (fair value of $1,295,169, $1,442,126 and
 $1,593,178, respectively)...................................................   1,271,137      1,383,607      1,520,584
Loans, net of unearned income ...............................................  47,625,021     45,719,222     45,628,716
Less allowance for loan losses ..............................................     553,894        547,992        547,686
                                                                              -----------    -----------    -----------
  Net loans .................................................................  47,071,127     45,171,230     45,081,030
Premises and equipment ......................................................     963,599        901,681        886,122
Due from customers on acceptances ...........................................     122,745        348,955        732,829
Other assets ................................................................   3,746,828      3,083,191      3,371,289
                                                                              -----------    -----------    -----------
  Total assets .............................................................. $65,805,699    $64,122,842    $65,574,008
                                                                              ===========    ===========    ===========
Liabilities
Deposits in domestic offices:
 Demand ..................................................................... $ 8,325,960    $ 8,768,271    $ 7,734,695
 Interest-bearing demand ....................................................   4,780,153      4,980,715      4,767,577
 Savings and money market savings ...........................................  13,063,582     12,641,766     11,901,799
 Savings certificates .......................................................   8,841,306      8,982,396      9,491,260
 Large denomination certificates ............................................   3,271,805      3,344,553      2,733,174
                                                                              -----------    -----------    -----------
  Total deposits in domestic offices ........................................  38,282,806     38,717,701     36,628,505
Interest-bearing deposits in foreign offices ................................   1,426,044      2,277,028      2,178,639
                                                                              -----------    -----------    -----------
  Total deposits ............................................................  39,708,850     40,994,729     38,807,144
Federal funds purchased and securities sold under repurchase agreements .....   6,736,805      5,463,418      8,689,234
Commercial paper ............................................................   1,540,129      1,359,382      1,408,832
Other short-term borrowed funds .............................................   1,493,525      1,912,262      2,677,503
Long-term debt ..............................................................   8,575,556      7,596,727      6,479,125
Acceptances outstanding .....................................................     122,745        348,955        732,829
Other liabilities ...........................................................   2,000,006      1,109,137      1,550,150
                                                                              -----------    -----------    -----------
  Total liabilities .........................................................  60,177,616     58,784,610     60,344,817
Shareholders' Equity
Preferred stock, par value $5 per share:
 Authorized 50,000,000 shares; none outstanding .............................        ----           ----           ----
Common stock, par value $5 per share:
 Authorized 1,000,000,000, shares; issued and outstanding 202,742,870,
  202,986,100 and 202,751,280 shares, respectively ..........................   1,013,714      1,014,931      1,013,756
Capital surplus .............................................................     679,200        669,244        657,923
Retained earnings ...........................................................   3,964,163      3,571,617      3,426,187
Accumulated other comprehensive income ......................................     (28,994)        82,440        131,325
                                                                              -----------    -----------    -----------
  Total shareholders' equity ................................................   5,628,083      5,338,232      5,229,191
                                                                              -----------    -----------    -----------
  Total liabilities and shareholders' equity ................................ $65,805,699    $64,122,842    $65,574,008
                                                                              ===========    ===========    ===========

Consolidated Statements of Income
--------------------------------------------------------------------------------
thousands, except per share              Wachovia Corporation and Subsidiaries

                                                                               Three Months Ended
                                                                                  September 30
                                                                          ----------------------------
                                                                                   1999           1998
                                                                          -------------   ------------
Interest Income
Loans, including fees ...................................................  $    999,849   $    973,202
Securities available-for-sale ...........................................       127,032        147,940
Securities held-to-maturity:
 State and municipal ....................................................         2,969          3,571
 Other investments ......................................................        19,452         25,709
Interest-bearing bank balances ..........................................         1,631          3,182
Federal funds sold and securities purchased under resale agreements .....         7,062          6,168
Trading account assets ..................................................         7,348         11,694
                                                                          -------------   ------------
  Total interest income .................................................     1,165,343      1,171,466
Interest Expense
Deposits:
 Domestic offices .......................................................       286,907        307,547
 Foreign offices ........................................................        24,730         34,005
                                                                          -------------   ------------
  Total interest on deposits ............................................       311,637        341,552
Short-term borrowed funds ...............................................       112,336        144,881
Long-term debt ..........................................................       124,265         95,597
                                                                          -------------   ------------
  Total interest expense ................................................       548,238        582,030
Net Interest Income .....................................................       617,105        589,436
Provision for loan losses ...............................................        76,770         72,809
                                                                          -------------   ------------
Net interest income after provision for loan losses .....................       540,335        516,627
Other Income
Service charges on deposit accounts .....................................        94,595         84,674
Fees for trust services .................................................        60,066         51,185
Credit card income ......................................................        70,786         43,312
Investment fees .........................................................        69,364         14,997
Capital markets income ..................................................        41,914         37,625
Electronic banking ......................................................        23,310         19,449
Mortgage fees ...........................................................         7,378         12,251
Other operating income ..................................................        65,428         47,048
                                                                          -------------   ------------
  Total other operating revenue .........................................       432,841        310,541
Securities gains ........................................................           147          6,886
                                                                          -------------   ------------
  Total other income ....................................................       432,988        317,427
Other Expense
Salaries ................................................................       266,488        221,242
Employee benefits .......................................................        50,572         42,040
                                                                          -------------   ------------
  Total personnel expense ...............................................       317,060        263,282
Net occupancy expense ...................................................        38,955         34,896
Equipment expense .......................................................        49,081         37,917
Merger-related charges ..................................................         5,293         11,934
Other operating expense .................................................       166,803        144,374
                                                                          -------------   ------------
  Total other expense ...................................................       577,192        492,403
Income before income taxes ..............................................       396,131        341,651
Income tax expense ......................................................       138,632        114,284
                                                                          -------------   ------------
Net Income ..............................................................  $    257,499   $    227,367
                                                                          =============   ============
Net income per common share:
 Basic ..................................................................  $       1.27   $       1.11
 Diluted ................................................................  $       1.25   $       1.09
Average shares outstanding:
 Basic ..................................................................       202,167        204,832
 Diluted ................................................................       205,345        208,837



                                                                                 Nine Months Ended
                                                                                    September 30
                                                                          -----------------------------
                                                                                   1999            1998
                                                                          -------------     -----------
Interest Income
Loans, including fees ...................................................   $ 2,943,877     $ 2,879,408
Securities available-for-sale ...........................................       380,837         461,161
Securities held-to-maturity:
 State and municipal ....................................................         8,367          11,246
 Other investments ......................................................        61,680          72,875
Interest-bearing bank balances ..........................................         5,215           9,821
Federal funds sold and securities purchased under resale agreements .....        21,293          17,188
Trading account assets ..................................................        21,065          37,354
                                                                          -------------     -----------
  Total interest income .................................................     3,442,334       3,489,053
Interest Expense
Deposits:
 Domestic offices .......................................................       854,740         924,911
 Foreign offices ........................................................        72,689         107,547
                                                                          -------------     -----------
  Total interest on deposits ............................................       927,429       1,032,458
Short-term borrowed funds ...............................................       327,807         429,600
Long-term debt ..........................................................       344,915         285,712
                                                                          -------------     -----------
  Total interest expense ................................................     1,600,151       1,747,770
Net Interest Income .....................................................     1,842,183       1,741,283
Provision for loan losses ...............................................       231,931         215,376
                                                                          -------------     -----------
Net interest income after provision for loan losses .....................     1,610,252       1,525,907
Other Income
Service charges on deposit accounts .....................................       273,004         248,013
Fees for trust services .................................................       164,109         146,040
Credit card income ......................................................       190,197         124,933
Investment fees .........................................................       156,603          46,386
Capital markets income ..................................................       121,806          94,039
Electronic banking ......................................................        64,323          54,511
Mortgage fees ...........................................................        28,207          31,457
Other operating income ..................................................       172,405         163,928
                                                                          -------------     -----------
  Total other operating revenue .........................................     1,170,654         909,307
Securities gains ........................................................        10,834          13,035
                                                                          -------------     -----------
  Total other income ....................................................     1,181,488         922,342
Other Expense
Salaries ................................................................       744,336         653,731
Employee benefits .......................................................       151,662         131,681
                                                                          -------------     -----------
  Total personnel expense ...............................................       895,998         785,412
Net occupancy expense ...................................................       112,796         102,798
Equipment expense .......................................................       145,637         112,217
Merger-related charges ..................................................        13,640          78,351
Other operating expense .................................................       481,936         424,868
                                                                          -------------     -----------
  Total other expense ...................................................     1,650,007       1,503,646
Income before income taxes ..............................................     1,141,733         944,603
Income tax expense ......................................................       393,448         311,999
                                                                          -------------     -----------
Net Income ..............................................................   $   748,285     $   632,604
                                                                          =============     ===========
Net income per common share:
 Basic ..................................................................   $      3.69     $      3.07
 Diluted ................................................................   $      3.62     $      3.01
Average shares outstanding:
 Basic ..................................................................       203,007         205,811
 Diluted ................................................................       206,562         209,881

Consolidated Statements of Shareholders' Equity
--------------------------------------------------------------------------------
thousands, except shares                 Wachovia Corporation and Subsidiaries

                                                    Common Stock
                                             --------------------------        Capital
                                                  Shares         Amount        Surplus
                                             -----------     ----------    -----------
Period ended September 30, 1998
Balance at beginning of year .............   205,926,632     $1,029,633    $   974,803
Net income ...............................
Unrealized holding gains on securities
 available-for-sale, net of tax and
 reclassification adjustment .............
  Comprehensive income* ..................
Cash dividends declared on common
 stock -- $1.37 a share...................
Common stock issued pursuant to:
 Stock option and employee benefit plans..     1,956,037          9,780         87,468
 Dividend reinvestment plan ..............       235,799          1,179         17,410
Common stock acquired ....................    (6,466,638)       (32,333)      (499,005)
Acquisitions .............................     1,099,450          5,497         77,815
Miscellaneous ............................                                        (568)
                                             -----------     ----------    -----------
Balance at end of period .................   202,751,280     $1,013,756    $   657,923
                                           =============     ==========    ===========
Period ended September 30, 1999
Balance at beginning of year .............   202,986,100     $1,014,931    $   669,244
Net income ...............................
Unrealized holding losses on securities
 available-for-sale, net of tax and
 reclassification adjustment .............
  Comprehensive income* ..................
Cash dividends declared on common
 stock -- $1.52 a share...................
Common stock issued pursuant to:
 Stock option and employee benefit plans..     1,018,957          5,094        100,342
 Dividend reinvestment plan ..............       208,182          1,041         16,300
 Conversion of debentures ................         2,304             11            178
Acquisitions .............................     4,801,989         24,010        399,059
Common stock acquired ....................    (6,274,662)       (31,373)      (505,891)
Miscellaneous ............................                                         (32)
                                             -----------     ----------    -----------
Balance at end of period .................   202,742,870     $1,013,714    $   679,200
                                             ===========     ==========    ===========



                                                             Accumulated
                                                                   Other           Total
                                               Retained    Comprehensive   Shareholders'
                                               Earnings           Income          Equity
                                             ----------   -------------    -------------
Period ended September 30, 1998
Balance at beginning of year .............   $3,098,767   $      71,098    $   5,174,301
Net income ...............................      632,604                          632,604
Unrealized holding gains on securities
 available-for-sale, net of tax and
 reclassification adjustment .............                       60,227           60,227
                                                                           -------------
  Comprehensive income* ..................                                       692,831
Cash dividends declared on common
 stock -- $1.37 a share...................     (282,346)                        (282,346)
Common stock issued pursuant to:
 Stock option and employee benefit plans..                                        97,248
 Dividend reinvestment plan ..............                                        18,589
Common stock acquired ....................                                      (531,338)
Acquisitions .............................                                        83,312
Miscellaneous ............................      (22,838)                         (23,406)
                                             ----------   -------------    -------------
Balance at end of period .................   $3,426,187   $     131,325    $   5,229,191
                                             ==========   =============    =============
Period ended September 30, 1999
Balance at beginning of year .............   $3,571,617   $      82,440    $   5,338,232
Net income ...............................      748,285                          748,285
Unrealized holding losses on securities
 available-for-sale, net of tax and
 reclassification adjustment .............                     (111,434)        (111,434)
                                                                           -------------
  Comprehensive income* ..................                                       636,851
Cash dividends declared on common
 stock -- $1.52 a share...................     (309,174)                        (309,174)
Common stock issued pursuant to:
 Stock option and employee benefit plans..                                       105,436
 Dividend reinvestment plan ..............                                        17,341
 Conversion of debentures ................                                           189
Acquisitions .............................                                       423,069
Common stock acquired ....................                                      (537,264)
Miscellaneous ............................      (46,565)                         (46,597)
                                             ----------   -------------    -------------
Balance at end of period .................   $3,964,163   $     (28,994)   $   5,628,083
                                             ==========   =============    =============

* Comprehensive income for the third quarter of 1999 and 1998 was $239,098 and $283,702, respectively.

Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

                                                                                                  Nine Months Ended
                                                                                                     September 30
                                                                                           -----------------------------
                                                                                                  1999            1998
                                                                                           -------------   -------------
Operating Activities
Net income ...............................................................................  $    748,285    $    632,604
Adjustments to reconcile net income to net cash provided by operations:
 Provision for loan losses ...............................................................       231,931         215,376
 Depreciation and amortization ...........................................................       178,153         110,388
 Deferred income taxes ...................................................................       289,634         180,071
 Securities gains ........................................................................       (10,834)        (13,035)
 Gain on sale of noninterest-earning assets ..............................................       (12,833)         (4,404)
 Increase in accrued income taxes ........................................................        29,956          79,752
 (Increase) decrease in accrued interest receivable ......................................       (26,042)         11,019
 Increase in accrued interest payable ....................................................        42,529          14,519
 Net change in other accrued and deferred income and expense .............................        76,003         258,133
 Net trading account activities ..........................................................      (190,848)       (173,561)
 Net loans held for resale ...............................................................       244,305        (107,458)
                                                                                           -------------   -------------
  Net cash provided by operating activities ..............................................     1,600,239       1,203,404
Investing Activities
Net increase in interest-bearing bank balances ...........................................       (17,527)        (23,327)
Net decrease in federal funds sold and securities purchased under resale agreements ......       188,920       1,012,034
Purchases of securities available-for-sale ...............................................    (2,146,210)     (2,945,474)
Purchases of securities held-to-maturity .................................................       (57,339)       (394,664)
Sales of securities available-for-sale ...................................................       227,791         208,686
Calls, maturities and prepayments of securities available-for-sale .......................     1,743,378       2,763,134
Calls, maturities and prepayments of securities held-to-maturity .........................       171,444         393,813
Net increase in loans made to customers ..................................................    (3,395,011)     (1,415,772)
Credit card receivables securitized ......................................................     1,395,954            ----
Capital expenditures .....................................................................      (175,024)       (196,690)
Proceeds from sales of premises and equipment ............................................        23,241          31,023
Net increase in other assets .............................................................      (247,009)       (484,019)
Business combinations ....................................................................       (11,016)         16,108
                                                                                           -------------   -------------
  Net cash used by investing activities ..................................................    (2,298,408)     (1,035,148)
Financing Activities
Net decrease in demand, savings and money market accounts ................................      (221,057)       (685,564)
Net decrease in certificates of deposit ..................................................    (1,064,822)     (3,393,053)
Net increase in federal funds purchased and securities sold under repurchase agreements ..     1,213,243         355,767
Net increase in commercial paper .........................................................       180,747         374,808
Net (decrease) increase in other short-term borrowings ...................................      (452,410)      1,924,629
Proceeds from issuance of bank notes .....................................................       286,419         259,450
Maturities of bank notes .................................................................      (569,914)       (763,857)
Proceeds from issuance of other long-term debt ...........................................     1,296,780       1,050,873
Payments on other long-term debt .........................................................       (73,605)         (4,861)
Common stock issued ......................................................................        35,234          67,417
Dividend payments ........................................................................      (309,174)       (282,346)
Common stock repurchased .................................................................      (520,702)       (522,750)
Net increase in other liabilities ........................................................        81,739         196,450
                                                                                           -------------   -------------
  Net cash used by financing activities ..................................................      (117,522)     (1,423,037)
Decrease in Cash and Cash Equivalents ....................................................      (815,691)     (1,254,781)
Cash and cash equivalents at beginning of year ...........................................     3,800,265       4,221,818
                                                                                           -------------   -------------
Cash and cash equivalents at end of period ...............................................  $  2,984,574    $  2,967,037
                                                                                           =============   =============

1999 Form 10-Q
--------------------------------------------------------------------------------
United States Securities and Exchange Commission
Washington, DC 20549
Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act
   of 1934
For the Quarterly Period Ended September 30, 1999
Commission File Number 1-9021


Wachovia Corporation
--------------------------------------------------------------------------------

Incorporated in the State of North Carolina

IRS Employer Identification Number 56-1473727
Address and Telephone:
  100 North Main Street, Winston-Salem, North Carolina, 27101,
  (336) 770-5000
  191 Peachtree Street NE, Atlanta, Georgia, 30303, (404) 332-5000

Securities registered pursuant to Section 12(b) of the Act: Common Stock -- $5.00 par value, which is registered on the New York Stock Exchange.

As of September 30, 1999, Wachovia Corporation had 202,742,870 shares of common stock outstanding.

Wachovia Corporation (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.

Documents Incorporated by Reference
--------------------------------------------------------------------------------

Portions of the financial supplement for the quarter ended September 30, 1999 are incorporated by reference into Parts I and II as indicated in the table below. Except for parts of the Wachovia Corporation Financial Supplement expressly incorporated herein by reference, this Financial Supplement is not to be deemed filed with the Securities and Exchange Commission.


Part I   Financial Information
Item 1   Financial Statements (unaudited)                         Page
         Selected Period-End Data ...............................     1
         Common Stock Data -- Per Share .........................     1
         Consolidated Statements of Condition ...................    30
         Consolidated Statements of Income ......................    31
         Consolidated Statements of Shareholders' Equity ........    32
         Consolidated Statements of Cash Flows ..................    33
Item 2   Management's Discussion and Analysis of
         Financial Condition and Results of Operations ..........  2-29
Item 3   Quantitative and Qualitative
         Disclosures About Market Risk .......................... 16-18

Part II   Other Information
Item 6    Exhibits and Reports on Form 8-K
          Exhibits -- The complete index to exhibits has been filed as separate pages of the third quarter 1999
          Form 10-Q. Copies of the complete exhibit list or of exhibits are available in the Edgar database at the SEC
          Internet address at www.sec.gov or are available upon request to: Corporate Reporting, Wachovia Corporation,
          P.O. Box 3099, Winston-Salem, North Carolina, 27150. A copying fee will be charged for the exhibits. A list of those exhibits filed herewith is included below.
          11   "Computation of Earnings per Common Share" is presented as Table 4 on page 3 of the third quarter
               1999 financial supplement.
          12   Statement setting forth computation of ratio of earnings to fixed charges.
          19   "Unaudited Consolidated Financial Statements," listed in Part I, Item 1 do not include all information and footnotes required under generally accepted accounting principles. However, in the opinion of management, the profit and loss information presented in the interim financial statements reflects all adjustments necessary to present fairly the results of operations for the periods presented.
               Adjustments reflected in the third quarter of 1999 figures are of a normal, recurring nature. The results of operations shown in the interim statements are not necessarily indicative of the results that may be expected for the entire year.
          27   Financial Data Schedule (for SEC purposes only).
          Reports on Form 8-K --  None.

Signatures
--------------------------------------------------------------------------------
WACHOVIA CORPORATION


  November 10, 1999   ROBERT S. McCOY, JR.        November 10, 1999   DONALD K. TRUSLOW
                      Robert S. McCoy, Jr.                            Donald K. Truslow
                      Vice Chairman                                   Senior Executive Vice President,
                      Chief Financial Officer                         Treasurer/Comptroller

Directors and Officers


Directors of Wachovia Corporation and Wachovia Bank, N.A.
--------------------------------------------------------------------------------

L.M. BAKER, JR.
Chairman and
Chief Executive Officer

JAMES S. BALLOUN
Chairman, President and
Chief Executive Officer
National Service Industries, Inc.

PETER C. BROWNING
President and
Chief Executive Officer
Sonoco Products Company

JOHN T. CASTEEN III
President
University of Virginia

JOHN L. CLENDENIN
Chairman Emeritus
BellSouth Corporation

THOMAS K. HEARN, JR.
President
Wake Forest University

GEORGE W. HENDERSON, III
Chairman and
Chief Executive Officer
Burlington Industries, Inc.

W. HAYNE HIPP
Chairman, President and
Chief Executive Officer
The Liberty Corporation

ROBERT A. INGRAM
Chief Executive Officer
Glaxo Wellcome plc
Chairman of the Board
Glaxo Wellcome Inc.

GEORGE R. LEWIS
President and
Chief Executive Officer
Philip Morris Capital Corporation

ELIZABETH VALK LONG
Executive Vice President
Time Inc.

JOHN G. MEDLIN, JR.
Chairman Emeritus

LLOYD U. NOLAND, III
Chairman, President and
Chief Executive Officer
Noland Company

MORRIS W. OFFIT
Chief Executive Officer
OFFITBANK

G. JOSEPH PRENDERGAST
President and
Chief Operating Officer

SHERWOOD H. SMITH, JR.
Chairman Emeritus
Carolina Power & Light Company

JOHN C. WHITAKER, JR.
Chairman and
Chief Executive Officer
Inmar Enterprises, Inc.


Principal Corporate Officers of Wachovia Corporation
--------------------------------------------------------------------------------

L.M. BAKER, JR.
Chairman and
Chief Executive Officer

G. JOSEPH PRENDERGAST
President and
Chief Operating Officer

JEAN E. DAVIS
Senior Executive Vice President
Operations/Technology

MICKEY W. DRY
Senior Executive Vice President
Chief Credit Officer

STANHOPE A. KELLY
Senior Executive Vice President
General Banking

WALTER E. LEONARD, JR.
Vice Chairman
Operations/Technology

KENNETH W. MCALLISTER
Senior Executive Vice President
General Counsel/Administrative Services

ROBERT S. MCCOY, JR.
Vice Chairman
Chief Financial Officer

JOHN C. MCLEAN, JR.
Senior Executive Vice President
Corporate Financial Services

DONALD K. TRUSLOW
Senior Executive Vice President
Treasurer/Comptroller

(WACHOVIA LOGO)



Wachovia Corporation                                   --------------------
P.O. Box 3099                                                PRSRT STD
Winston-Salem, NC 27150
                                                         U.S. POSTAGE PAID
                                                        WINSTON-SALEM, N.C.
                                                           PERMIT NO. 112
                                                       --------------------










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